Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARPENTER TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Annual Meeting Invitation

September 15, 2015 To Our Stockholders:	Notice of 2015 Annual Meeting And Proxy Statement

It is our pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Tuesday, October 13, 2015.  The meeting will be held at the Hotel Palomar, 117 South 17th Street, Philadelphia, Pennsylvania 19103.

2015 Annual Report on Form 10-K

Business scheduled for the Annual Meeting includes:

The election of three directors to three-year terms expiring in 2018;

Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2016; and

Approval of the compensation of the Company’s named executive officers, in an advisory vote.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement.  Also, at the meeting, we will be available to respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting in person, please visit the News and Events page of our website at www.cartech.com for directions to the Hotel Palomar, 117 South 17th Street, Philadelphia, Pennsylvania 19103.  Please bring the admission ticket attached to your proxy card with you. If you are receiving this Proxy Statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail.  If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 14, 2015.

If you do not plan to attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 2 of the Proxy Statement.  You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

We look forward to seeing you at the meeting.

Sincerely,

Gregory A. Pratt	Tony R. Thene
Executive Chairman, Board of Directors	President & Chief Executive Officer

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page A-40 for information about factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this letter to stockholders or elsewhere in this publication.

Notice of Annual Meeting

and

Proxy Statement

i

(continued)

ii

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

October 13, 2015

____________________

CARPENTER TECHNOLOGY CORPORATION will hold its 2015 Annual Meeting of Stockholders at the  Hotel Palomar, 117 South 17th Street, Philadelphia, Pennsylvania 19103 on Tuesday, October 13, 2015, at 11:00 a.m.  We will vote on the following matters:

1.                                    The election of three directors to three-year terms expiring in 2018;

2.                                    Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2016;

3.                                    Approval of the compensation of the Company’s named executive officers, in an advisory vote; and

4.                                    Any other business that is properly presented at the meeting.

Only stockholders who were record owners of shares of common stock at the close of business on August 14, 2015, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at Carpenter’s office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania 19610.  The accompanying form proxy is solicited by the Board of Directors of the Company.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers.  Please see page 2 of the Proxy Statement for Internet and telephone voting instructions.  You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting.  If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement or the letter you obtained from your broker.  Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

James D. Dee
Secretary

iii

September 15, 2015

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 13, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Carpenter Technology Corporation to be held on October 13, 2015 (the “Annual Meeting”), and any postponements or adjournments.  The meeting will be held at the Hotel Palomar, 117 South 17th Street, Philadelphia, Pennsylvania 19103 at 11:00 a.m.  Selected information from Carpenter’s 2015 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.  Carpenter Technology Corporation is referred to in this Proxy Statement as “Carpenter” or the “Company”.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 15, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 13, 2015

This Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2015, are available electronically at:  http://www.proxyvote.com.

GENERAL INFORMATION

Why Proxies are Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting, whether or not the stockholder attends the Annual Meeting in person.  You are being asked to vote on three proposals:

•                  The election of three directors, Carl G. Anderson, Jr., Dr. Philip M. Anderson, and Dr. Jeffrey Wadsworth, each to three-year terms, which will expire in 2018;

•                  Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2016; and

•                  Approval of the compensation of the Company’s named executive officers, in an advisory vote.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card.  Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation.  Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Carpenter common stock.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 14, 2015, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 14, 2015, there were 49,541,169 shares of Carpenter common stock issued and outstanding and entitled to vote.  Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation, the Savings Plan of Carpenter Technology Corporation effective January 1, 2012, the Savings Plan of Amega West Services LLC, or the Latrobe Steel Company Voluntary Investment Program (collectively, the “Savings Plans”) may direct The Vanguard Group, Inc. (“Vanguard”), as trustee of the Savings Plans, how to vote the shares credited to the participant’s account.  Vanguard will vote the shares as directed and will treat any such directions it receives as confidential.  Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares.  Directions must be received by Vanguard no later than Thursday, October 8, 2015.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•                  If your shares are held in the name of a broker, bank, or other nominee:  Vote your Carpenter shares over the Internet by accessing the website address given on the proxy card you received from such broker, bank, or other nominee.  You will need the control number that appears on your proxy card when you access the web page.

•                  If your shares are registered in your name:  Vote your Carpenter shares over the Internet by accessing the website www.proxyvote.com and following the on-screen instructions.  You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•                  If your shares are held in the name of a broker, bank, or other nominee:  Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

•                  If your shares are registered in your name:  Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions.  The telephone instructions will lead you through the voting process.  You will need the control number that appears on your proxy card when you call.

Based on your Internet or telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Ballot at the Meeting

You also may attend the Annual Meeting and vote by ballot that you will receive at the meeting.  Your admission ticket to the Annual Meeting is either attached to your proxy card or is in the e-mail by which you received your Proxy Statement.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card.  Stockholders of record receive the proxy materials, including a proxy card, from the Company, whereas stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker.  The proxy holders will vote your shares according to your directions.  If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies for the nominees for director; for the approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm; and for the approval of the compensation of the Company’s named executive officers in an advisory vote.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provided, or by telephone or Internet as provided elsewhere herein.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Broker Non-Votes and Abstentions

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a stockholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules.  The uncontested election of directors and an advisory vote related to executive compensation are considered non-routine matters and discretionary voting on these matters is prohibited.  As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals.  The ratification of auditors is still a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of PwC as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal.  Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because each of the proposals will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

Abstentions as to any matter are counted in determining the presence of a quorum at the Annual Meeting, but are not included in the vote count for that matter, and will have no impact on the outcome of the approval of those matters.

Quorum and Required Votes

We need a quorum of stockholders to hold a valid annual meeting so that business may be conducted.  A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote either attend or are represented by proxy at the Annual Meeting.  Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.  Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals.  Assuming the presence of a quorum, the election of directors, and the appointment of the independent registered public accounting firm, and the advisory vote on executive compensation, and any other actions properly presented at the Annual Meeting are approved by a majority of the total votes cast at the Annual Meeting.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted.  Proxies are voted at the Annual Meeting.  You can write to Carpenter’s Corporate Secretary at P.O. Box 14662, Reading, PA 19612-4662, stating that you wish to revoke your proxy and that you need another proxy card.  More simply, you can vote again, either over the Internet or by telephone.  Your last vote is the vote that will be counted.  If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

As described in its charter, the Corporate Governance Committee of the Board of Directors (the “Corporate Governance Committee”) performs the functions of a nominating committee and is responsible for identifying and recommending qualified persons to become members of the Board of Directors.  The nominees for election to the Board of Directors listed in this Proxy Statement were nominated and recommended by the Corporate Governance Committee.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and will review those nominations under the same criteria as other candidates identified by the Corporate Governance Committee.  Our Corporate Governance Guidelines provide that candidates are considered for nomination to the Board of Directors based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment.  In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board.  In its consideration of such diversity, the Corporate Governance Committee considers a number of characteristics including each candidate’s professional background and capabilities, knowledge of specific industries and geographic experience.  In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole.  To accomplish this, Carpenter believes that directors must have time available to devote to board activities.  Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.  Carpenter believes that there should be a majority of independent directors on its Board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2016 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between June 16, 2016 and July 18, 2016.  Your notice to the Corporate Secretary must contain your name, address, and number of shares of Carpenter stock you own, in addition to the other information required in our By-Laws, together with a signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director.  Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2016 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2016 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 19, 2016.  The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (“SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2016 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between June 16, 2016, and July 18, 2016.  For each matter that you wish to bring before the meeting, you must provide the information required in Carpenter’s By-Laws.

SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the outstanding common stock of the Company as of the record date of August 14, 2015 (assuming that their holdings have not changed from such other date as may be shown below):

	Amount and Nature of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class(1)
EdgePoint Investment Group, Inc.	4,763,947(2)	9.62%
Toronto, Canada

Neuberger Berman Management, LLC	4,285,419(3)	8.65%
New York, NY

BlackRock Fund Advisors	3,684,404(4)	7.44%
New York, NY

The Vanguard Group, Inc.	3,375,331(5)	6.81%
Malvern, PA

Huber Capital Management, LLC	2,968,029(6)	5.99%
El Segundo, CA

Invesco Advisers, Inc.	2,616,594(7)	5.30%
Atlanta, GA

(1)                                 The percentages are calculated on the basis of shares of common stock outstanding as of August 14, 2015.

(2)                                 This information was based upon the EdgePoint Investment Group, Inc. (“EdgePoint”) Section 13 filing reflecting shares owned as of June 30, 2015.  EdgePoint is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, EdgePoint possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock. EdgePoint disclaims beneficial ownership of these shares.

(3)                                 This information was based upon the Neuberger Berman Management, LLC (“Neuberger”) Section 13 filing reflecting shares owned as of June 30, 2015.  Neuberger is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Neuberger possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock.  Neuberger disclaims beneficial ownership of these shares.

(4)                                 This information was based upon the BlackRock Fund Advisors (“BlackRock”) Section 13 filing reflecting shares owned as of June 30, 2015.  BlackRock is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, BlackRock possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock. BlackRock disclaims beneficial ownership of these shares.

(5)                                 This information was based upon The Vanguard Group, Inc. (“Vanguard”) Section 13 filing reflecting shares owned as of June 30, 2015.  Vanguard is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Vanguard possesses sole voting power and investment power over all these shares of Carpenter Stock.  The investment companies and investment vehicles own all these shares of Carpenter stock. Vanguard disclaims beneficial ownership of these shares.

(6)                                 This information was based upon the Huber Capital Management, LLC (“Huber”) Section 13 filing reflecting shares owned as of June 30, 2015.  Huber is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Huber possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock.  Huber disclaims beneficial ownership of these shares.

(7)                                 This information was based upon the Invesco Advisers, Inc. (“Invesco”) Section 13 filing reflecting shares owned as of June 30, 2015.  Invesco is an investment advisor registered under the Investment Advisors Act of 1940, as amended.  It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment advisor and investment manager, Invesco possesses sole voting power and investment power over all of these shares of Carpenter stock.  The investment companies and investment vehicles own all these shares of Carpenter stock. Invesco disclaims beneficial ownership of these shares.

DIRECTORS, NOMINEES AND MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 14, 2015, by each director or nominee, by any person acting as Carpenter’s Chief Executive Officer during fiscal year 2015, any person acting as Carpenter’s Chief Financial Officer during fiscal year 2015, the other executive officers during fiscal year 2015 who are considered to be named executive officers under applicable SEC regulations (collectively, such officers are referred to herein as the “Named Executive Officers” or “NEOs”), and Carpenter’s directors and executive officers as a group.  Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units (2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares (4)(5)

Anderson, Jr., C. G.	63,430	(6)	0	41,611	105,041	(6)	0.1%
Anderson, P. M.	22,470		0	19,313	41,783		0.0%
Inglis, I. M.	25,970	(6)	0	27,373	53,343	(6)	0.1%
Karol, S. E.	633,040	(6)(7)	0	6,533	639,573	(6)(7)	1.3%
McMaster, R. R.	23,570		0	20,914	44,484		0.0%
Pratt, G. A.	557,459		2,159	44,590	604,208		1.1%
Stephans, P. N.	122,123	(6)(8)	0	26,649	148,772	(6)(8)	0.2%
Turner, K. C.	27,596		0	40,944	68,540		0.1%
Wadsworth, J.	22,570		0	20,928	43,498		0.0%
Ward, Jr., S. M.	33,540	(6)	0	36,429	69,969	(6)	0.1%
Wulfsohn, W. A.	80,432		0	0	80,432		0.2%
Thene, T. R.	9,161		21,627	0	30,788		0.0%
Heasley, G. E.	0		0	0	0		0.0%
Strobel, D. L.	50,728	(9)	10,496	0	61,224	(9)	0.1%
Ziolkowski, A. T.	45,384	(9)	0	0	45,384	(9)	0.1%
All directors and executive officers as a group (15 persons)	1,717,473	(6)(7)(8)(9)	34,282	285,284	2,037,039	(6)(7)(8)(9)	3.4%

(1)                                 The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 14, 2015:

Anderson, Jr., C. G.	22,370	Pratt, G. A.	552,846	Wulfsohn, W. A.	0
Anderson, P. M.	22,370	Stephans, P. N.	12,012	Thene, T. R.	9,161
Inglis, I. M.	22,370	Turner, K. C.	22,370	Heasley, G. E.	0
Karol, S. E.	6,624	Wadsworth, J.	22,370	Strobel, D. L.	25,877
McMaster, R. R.	22,370	Ward, Jr., S. M.	22,370	Ziolkowski, A. T.	15,911

All Directors and executive officers as a group (15 persons):			779,021

(2)                                 These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan.  The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(3)                                 These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan.  The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(4)                                 Ownership is rounded to the nearest 0.1% and is 0% when less than 0.1%.

(5)                                 The percentages are calculated on the basis of the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

(6)                                 Voting and investment power is shared with respect to the following shares of common stock:

Anderson, Jr., C. G.	41,060
Inglis, I. M.	400
Karol, S. E.	35,323
Stephans, P. N.	90,101
Ward, Jr., S. M.	11,170

(7)                                 The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate:

SEK Limited	285,530
HMK Enterprises Inc.	75,145
Watermill Group	25,323

(8)                                 The amount includes the following shares held in trusts in the name of family members and for which Mr. Stephans disclaims beneficial ownership:

Joan R. Stephans Revocable Trust	25,675
Elizabeth L. Stephans 1989 Trust	10,005
Katherine R. Stephans 1989 Trust	10,005

(9)                                 The amounts include the following shares of common stock held in the Savings Plans:

Strobel, D. L.	11
Ziolkowski, A. T.	6,723

All executive officers as a group:	6,734

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of eleven directors.  Carpenter has a strong Board, bringing diverse experience and perspectives to areas critical to our business of manufacturing, fabricating and distributing specialty metals, including products for critical industries in aerospace, defense, energy, industrial and medical markets.  In response to feedback from stockholder engagement, we have expanded our discussion of each director’s experience in their biographies.

Directors serve in three classes, with each class serving for three year terms. The term of office of one class of directors expires each year at the Annual Meeting.

Carl G. Anderson, Jr., Dr. Philip M. Anderson and Dr. Jeffrey Wadsworth have been re-nominated for election at the 2015 Annual Meeting of Stockholders to serve for an additional term.  If elected, their terms will expire at the 2018 Annual Meeting.

Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the three nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. C. ANDERSON, JR., P. ANDERSON AND WADSWORTH.

Nominees—Terms to Expire 2018

CARL G. ANDERSON, JR. — Retired Chairman and Chief Executive Officer, Arrow International

Qualifications — Chief Executive Officer, Key Market and Operational Experience

Mr. Anderson, age 70, has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee and Chair of the Operations Committee.  Mr. Anderson is the former Chairman of the Board, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices where he was employed from 2002 to 2007.  He previously served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business.  From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products.  Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President — General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994.  He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984.  Mr. Anderson served as a director of Arrow International, Inc., a director of IWT Tesoro until December 2007, and as a trustee of Lafayette College and Alvernia College.  He is a general partner of Cannondale Partners, LLC, a private equity firm located in Reading, Pennsylvania.

The Board believes that Mr. Anderson’s qualifications include, among other things, his experience as a former Chief Executive Officer of two companies including a company within the medical device industry, a primary market focus for Carpenter.  In addition, Mr. Anderson’s insights reflect his significant international business expertise, and extensive experience in the financial and manufacturing operations areas of business.

DR. PHILIP M. ANDERSON — Professor of Engineering — Ramapo College

Qualifications - Product Development and Innovation, Intellectual Property and Key Industry Experience

Dr. Anderson, age 67, has been a director of Carpenter since 2007 and is a member of Carpenter’s Compensation, Corporate Governance and Science and Technology Committees.  Dr. Anderson is a Professor of Engineering Physics at Ramapo College of New Jersey, where he has taught since 1990.  He holds more than 100 foreign and 37 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001.  He also is a respected consultant on technical and intellectual property on new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, acoustics and materials.  Prior to teaching, he was founder, President and Chief Executive Officer of Identitech Corp., 1986-1988; and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979-1986.  Dr. Anderson received his B.S. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979.

The Board believes that Dr. Anderson’s qualifications include, among other things, new product development and his strong background in the intellectual property area of the metals industry as an inventor, teacher and entrepreneur.  In addition, Dr. Anderson’s experience as a Chief Executive Officer contributes to his valued perspective on our Board.

DR. JEFFREY WADSWORTH — President and Chief Executive Officer, Battelle

Qualifications — Research and Development and Key Industry Experience

Dr. Wadsworth, age 65, has been a director of Carpenter since 2006 and is a member of Carpenter’s Corporate Governance and Compensation Committees and the Chair of the Science and Technology Committee.  Dr. Wadsworth has been President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio (“Battelle”) since January 2009.  He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory, Chief Executive Officer and President of UT-Battelle LLC and Senior Vice President for U.S. Department of Energy Science Programs at Battelle.  Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security.  From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology.  Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.  He was elected to the U.S. National Academy of Engineering in 2005, has been elected Fellow of three technical societies, and holds numerous awards and honors.  Dr. Wadsworth holds a bachelor’s degree in metallurgy, Ph.D., D.Met, and D.Eng. degrees from Sheffield University, England.

The Board believes that Dr. Wadsworth’s qualifications include, among other things, his strong background in the Company’s precise area of focus — metallurgy.  Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

Current Directors

These are the other directors whose terms are indicated:

Terms to Expire 2016

I. MARTIN INGLIS — Retired Chief Operating Officer, Battelle; Previous Chief Financial Officer, Ford Motor Company

Qualifications - Finance, Strategic and Labor Relations Experience

Mr. Inglis, age 64, has been a director of Carpenter since 2003 and is the Chair of the Audit/Finance Committee and is a member of the Operations Committee.  Mr. Inglis joined Battelle, a research and development enterprise headquartered in Columbus, Ohio, in 2004, and served as Executive Vice President and Chief Operating Officer, retiring at the end of July 2014.  Through July 2013, he also served as Chief Financial Officer.  He has been a consultant to Battelle for the last year.  Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company, a manufacturer of motor vehicles.  He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career at Ford, where he was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002.  Mr. Inglis also has served on the Advisory Board of three venture funds (Reservoir Ventures, Battelle Ventures and Fletcher Spaght) stepping down in mid-2015 from the first two.  Mr. Inglis is active in local charities and served as the Chairman of the Columbus Symphony Orchestra for six years through late 2014.  He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

The Board believes that Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors.  Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter’s growth strategies.

PETER N. STEPHANS — Chairman and Chief Executive Officer, Trigon Holdings; Prior President and Chief Operating Officer, Dynamet, Incorporated

Qualifications — Chief Executive Officer, Key Industry and Manufacturing Experience

Mr. Stephans, age 72, has been a director of Carpenter since 2003 and is a member of the Audit/Finance and Operations Committees.  Mr. Stephans has been Chairman and Chief Executive Officer of Trigon Holding, Inc., parent company for its subsidiary that manufactures forged and machined components for aerospace and medical applications, and its subsidiary that designs, develops and markets orthopedic implants since 1997.  Prior to Trigon, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997.  At Dynamet, he was appointed Vice President and Technical Director in October 1977 and continued to advance to the position of Executive Vice President in October 1982.  He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York.  Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology.

The Board believes that Mr. Stephans’ qualifications include, among other things, his leadership and extensive operational and international management experience.  As a former President of Dynamet, Inc. (a subsidiary of Carpenter), Mr. Stephans has valuable institutional knowledge of Carpenter’s titanium operations.  He also has deep experience in the medical and aerospace components markets (primary markets of focus for Carpenter) as the Chairman and Chief Executive Officer of Trigon.

KATHRYN C. TURNER — Chairperson, Chief Executive Officer and President, Standard Technology, Inc.

Qualifications — Chief Executive Officer, Information Technology, Cybersecurity, Key Industry and Governance Experience

Ms. Turner, age 68, has been a director of Carpenter since 1994, and is Chair of the Compensation Committee and a member of the Corporate Governance and Science and Technology Committees.  Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc.  In 1985, Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the Department of Defense sector. Standard Technology, Inc. is headquartered in Bethesda, Maryland.  Ms. Turner has also served on the Board of Directors of ConocoPhillips, Schering-Plough, The Tribune Corporation and COMSAT.  She currently serves on the National Capital Area Chapter Board of the National Association of Corporate Directors as well as on the Advisory Board of the Smithsonian Institute Libraries.  She has served on the President’s Export Council, the ExIm Bank Advisory Committee, the Commission on the Future of Worker-Management Relations, and the Defense Policy Advisory Committee on Trade.

The Board believes that Ms. Turner’s qualifications include, among other things, her expansive board leadership expertise and Chief Executive Officer experience, which enables Ms. Turner to provide a wide range of perspectives on governance and management issues.  Ms. Turner’s knowledge of the defense aerospace industry, one of Carpenter’s markets, renders her well-suited for addressing strategy matters.

STEPHEN M. WARD, JR. — Chairman, QD Vision; Prior President and Chief Executive Officer, Lenovo Corporation

Qualifications — Chief Executive Officer, Information Technology, Innovation, and International Markets Experience

Mr. Ward, age 60, has been a director of Carpenter since 2001, and is Chair of the Corporate Governance Committee and a member of the Compensation and Science and Technology Committees.  Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international computer company formed by the acquisition of IBM’s PC business by Lenovo of China.  Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division.  In his 26-year career with IBM, Mr. Ward also served as IBM’s Chief Information Officer and Vice President, Business Transformation, directing business process and information technology investments.  Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions.  In the mid-1990’s, he served as General Manager, IBM ThinkPad, in the IBM Personal Computer Company.  He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division.  He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York.  He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.  Mr. Ward is also a member of the founding team, Board member, and Chair of the Compensation Committee of C3 Energy, a company that develops and sells software to manage energy production, distribution, and consumption.  He also serves as a Director and Chairman of QD Vision, a nanomaterials product company delivering advanced display and lighting solutions, and a Board member and member of the Audit Committee at KLX Inc., an aerospace and energy service company. In addition, until its sale in 2009, Mr. Ward was an investor and Board member of E-Ink Corporation, a maker of electronic paper displays; and until April 2015 a Board member of E2open, a provider of cloud based software solutions for supply chains.

The Board believes that Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on innovation which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

Terms to Expire 2017

STEVEN E. KAROL — Managing Partner, Watermill Group; Chairman and Chief Executive Officer, HMK Enterprises, Inc.

Qualifications - Deep Industry Knowledge, Chief Executive Officer and Strategic Experience

Mr. Karol, age 61, has been a director of Carpenter since February 2012.  He is a member of the Operations Committee.  Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm.  Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately held investment company specializing in strategic and operational management.  Mr. Karol is currently a member of the Board of Advisors of J. Walter Company.  From 2006 through February 2012, Mr. Karol served as a director of Latrobe Specialty Metals, Inc., a manufacturer and distributor of high performance materials (“Latrobe”), which was partially owned by the Watermill Group during this time period and acquired by Carpenter in February 2012.  He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the Audit Committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, Inter-Tel Corp, Superior Tubes and Fine Tubes.  Mr. Karol is currently a member of World President’s Organization (“WPO”) and has served as a member of the leadership team for the Young Presidents Organization (“YPO”).  While with YPO, Mr. Karol served on the International Board of Directors (1991- 2001), Chairman of Strategic Planning (1993 - 1996), and as International President (1999 - 2001).  He is Chairman of the Board of Advisors for the School of Engineering of Tufts University and recipient of the 2009 Tufts Distinguished Service Award.  He is also past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the Brain Tumor Society.  In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation.  He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra and as a Trustee and member of the Executive Committee of the Boston Ballet.

The Board believes that Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a CEO and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives.  In addition, Mr. Karol’s experience as a director of Latrobe (which is now a wholly-owned subsidiary of Carpenter), enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

ROBERT R. McMASTER — Retired Chairman and Chief Executive Officer, Westward Communications; Prior Managing Partner, KPMG, LLP

Qualifications — Chief Executive Officer, Accounting and Finance Experience

Mr. McMaster, age 67, has been a director of Carpenter since 2007 and is a member of Carpenter’s Audit/Finance Committee and Operations Committee.  Mr. McMaster held various positions at KPMG, LLP, an international audit, advisory and tax services firm, from May 1970 to June 1997, including Ohio Valley Area Managing Partner.  He served from 1992 to 1997 as a member of KPMG’s Management Committee.  From June 1997 to February 2005, Mr. McMaster was Chairman and Chief Executive Officer of Westward Communications and President and Chief Executive Officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado.  He is also a director of Sally Beauty Holdings Inc., a public company listed on the NYSE, where he serves as Lead Director and Audit Committee Chairman.  Additionally, from September 2008 through May 2013, Mr. McMaster served as Senior Financial Advisor to the Chairman of Worthington Industries, a diversified metal processing company.  He also is a former Board member of American Eagle Outfitters, Inc. and Dominion Homes Inc.  He is active in a wide variety of community affairs organizations in the Columbus, Ohio region.  He received his B.S. magna cum laude in accounting from Miami University, Oxford, Ohio in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

The Board believes that Mr. McMaster’s qualifications include, among other things, his extensive accounting and financial expertise and background as managing partner at a large international firm providing audit, tax and advisory services.

GREGORY A. PRATT — Chairman, Carpenter Technology Corporation; Prior Vice Chair, OAO Technology Solutions, Inc.

Qualifications — Finance, Information Technology and Operational Experience

Mr. Pratt, age 66, has been a director of Carpenter since 2002, is the Chairman of the Board of Directors of the Company and served as interim President and Chief Executive Officer of Carpenter in fiscal year 2010 and fiscal year 2015. He is a member of the Operations Committee.  Mr. Pratt is former Vice Chairman and a director of OAO Technology Solutions, Inc. (“OAOT”), an information technology and professional services company.  He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt.  Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President of Atari (US) Corporation from 1984 through 1991.  Since February 2014, Mr. Pratt serves as a director of Tredegar Corporation, a public company listed on the NYSE where he serves as the Chairman of the Governance Committee and a member of the Special Finance and Audit Committees.  He served as a director and Audit Committee Chairman of AmeriGas Propane, Inc., a public company listed on the NYSE until April 2013. Mr. Pratt is also a National Association of Corporate Directors (“NACD”) Board Leadership Fellow.  He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, which is a rigorous suite of courses spanning leading practices for boards and committees.  He also was appointed to serve a three-year term on the Standing Advisory Group of the Public Company Oversight Board commencing January 2014.  He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

The Board believes that Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills and significant operational and international management experience as a President of a large public company, all of which contribute to Mr. Pratt’s valuable perspective that he brings to our Board of Directors.

TONY R. THENE — President and Chief Executive Officer, Carpenter Technology Corporation

Qualifications — Finance, Information Technology and Operational Experience

Mr. Thene, age 54, was appointed as a director and President and Chief Executive Officer of Carpenter effective July 1, 2015.  He joined Carpenter in January 2013 and served as Senior Vice President and Chief Financial Officer. Prior to joining Carpenter, Mr. Thene served as Vice President of Alcoa, Inc. and the Chief Financial Officer of the Engineered Products and Solutions Group from 2007 until 2010.  Previously, he served as Vice President, Controller and Chief Accounting Officer for Alcoa.  Earlier in his career, Mr. Thene worked as plant controller at Alcoa’s Ft. Meade, Florida, and Bauxite, Arkansas facilities before being named Director of Manufacturing for Alcoa’s Industrial Chemicals Division, Arkansas Operations.  In 1998, he joined Alcoa’s Wheel and Forged Products Division in Cleveland, Ohio, as Division Controller.  In 2001, Mr. Thene moved to Alcoa’s New York Office as Director of the Corporate Financial Analysis and Planning Group, and a year later, he was named Chief Financial Officer for Alcoa World Alumina and Chemicals.  He was appointed Group Chief Financial Officer of Alcoa’s Global Rolled Products and Hard Alloy Extrusions Group in 2004, and in 2005, he became Alcoa’s Director of Investor Relations.  Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio.  He is also a Certified Public Accountant and serves as a member of the Board’s Science and Technology Committee.

The Board believes that Mr. Thene’s qualifications include, among other things, his extensive accounting and financial knowledge, operational and manufacturing experience, and his leadership skills.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of its Board of Directors (sometimes referred to simply as the “Board”).  While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Succession Planning and Appointment of a New Chief Executive Officer

In addition to our strategic and financial business developments in fiscal year 2015, we experienced meaningful changes in our senior management team, giving us a new perspective to focus on our growth objectives and create long-term stockholder value.  Through our succession planning efforts, we were able to quickly and effectively transition our leadership team by engaging a tenured individual, Gregory A. Pratt, as interim Chief Executive Officer, while we evaluated top talent in the market following the resignation of the prior Chief Executive Officer (“CEO”) on November 14, 2014.  After conducting an exhaustive and far-reaching search process, the Board appointed Tony R. Thene, the Company’s Senior Vice President and Chief Financial Officer, to serve as the Company’s President and Chief Executive Officer effective July 1, 2015.

Majority Voting Standard for Election of Directors

On August 11, 2015, the Board of Directors amended the Company’s By-Laws to provide that directors shall be elected by a majority of the votes cast except in the event of a contested election of directors, which is defined as a situation in which the number of candidates for election exceeds the number of directors to be elected.  In a contested election, directors will be elected by a plurality of the votes cast.  In the event that an incumbent director fails to obtain the required majority vote in an uncontested election, he or she must promptly tender his or her resignation to the Board and the Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation.  The Board will then make a determination and publicly disclose its determination within 90 days following certification of the election results.

Board Independence

In determining independence, each year the Board affirmatively determines, among other things, whether directors have a “material relationship” with Carpenter.  When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, including a consideration of the persons or organizations with which the director has an affiliation.  Where an affiliation involves the delivery of services to or by Carpenter, the Board considers the frequency or regularity of the provision of services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions.  With respect to Audit/Finance Committee members, the Board must affirmatively determine that such directors, in addition to the general independence requirements described above, satisfy certain financial education requirements and do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

The Board has determined that the following directors are Independent Directors:  Carl G. Anderson, Jr., Philip M. Anderson,  I. Martin Inglis, Steven E. Karol, Robert R. McMaster, Peter N. Stephans, Kathryn C. Turner, Jeffrey Wadsworth, and Stephen M. Ward, Jr.  The Board considered Steven E. Karol and Peter N. Stephans as independent for all purposes except participation on the Executive Compensation Subcommittee due to application of Section 162(m) of the Internal Revenue Code.

Mr. Pratt, the Company’s Chairman, served as interim President and Chief Executive Officer of Carpenter from November 14, 2014 through June 30, 2015, and immediately resigned as a member of the Compensation Committee and Corporate Governance Committee upon his appointment as Carpenter’s interim President and CEO in November 2014.  Mr. Thene, formerly the Company’s Senior Vice President and Chief Financial Officer, was appointed Carpenter’s President and CEO and a member of Carpenter’s Board of Directors, effective July 1, 2015.  With the exception of Mr. Pratt and Mr. Thene, all other members of the Board of Directors qualify as independent directors (“Independent Directors”) under the applicable requirements of the SEC and NYSE.  Board committees also reflect applicable requirements for certain of their members to qualify as Independent Directors.

In last year’s director election, a proxy advisory firm recommended a withhold vote on Mr. Karol due to his prior service with Latrobe and his service on two committees where independence is required – the Corporate Governance Committee and the Compensation Committee.  He received a 56.29% withhold vote, but was still re-elected because at that time the Company’s voting standard for the election of directors was plurality voting.  Mr. Karol offered to resign at that time.  The Board was reluctant to accept Mr. Karol’s offer to resign because Mr. Karol’s deep industry knowledge was unique and of critical importance to the Board’s deliberations, particularly on key strategic and operational issues.  The Board initiated a stockholder engagement program to better understand the withhold vote and to stay in touch with stockholder priorities about governance in the future.  The Board also engaged an independent governance consultant to provide advice on the matter.  To ensure stockholders are comfortable that Mr. Karol’s prior affiliation with Latrobe, a company Carpenter acquired over three years ago, did not impair his independence, the Board decided to remove him as a member of committees where independence is required and, therefore, Mr. Karol resigned from the Corporate Governance Committee and the Compensation Committee in June 2015.

Board Leadership Structure

At Carpenter, the roles of Chairman and Chief Executive Officer are split into two separate positions.  The Board of Directors believes that this split is the most appropriate leadership structure for the Company in order to clearly distinguish the roles of the Board and management.  The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to direct his or her energy towards operational and strategic issues while the Chairman focuses on governance and Board leadership.  In fiscal year 2015, the Board also determined that it would be prudent to have a lead independent director while Mr. Pratt served as both the Company’s Chairman and interim President and CEO and, therefore, the Board elected I. Martin Inglis as the Company’s Lead Independent Director during this time period.

Meetings of the Board

The Board of Directors held eight meetings during fiscal year 2015.  In addition, there were 41 committee meetings.  Carpenter’s policy is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 97%.  Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2015.  Directors are encouraged to attend the Annual Meeting and all of Carpenter’s directors attended the Annual Meeting of Stockholders last year.  All directors are expected to attend the 2015 Annual Meeting.

Meetings of the Independent Directors

Under Carpenter’s Corporate Governance Guidelines, which reflect applicable requirements of the NYSE, the Independent Directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer; and (b) address any other matters affecting Carpenter that may concern such directors.  During fiscal year 2015, the Independent Directors met in executive session five times.  Gregory A. Pratt, Chairman of the Board, presided over these executive sessions, except that I. Martin Inglis as Independent Lead Director presided over the executive sessions which occurred during the time period that Mr. Pratt served as interim President and Chief Executive Officer of the Company.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors management’s processes for operating the Company’s business, including risk management. The Board’s oversight of risk includes oversight of management’s work to identify risks (including enterprise, financial, operational, business and reputation risks), the setting of appropriate risk parameters and managing the business within those parameters.  The Company’s risk management processes include continual work to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process in addition to daily risk management activities.

Oversight of the Company’s risk management processes is an important part of Board and committee work throughout the year. Specifically:

•                  The full Board oversees management’s processes for managing significant strategic and business risks, such as those relating to our products, markets and capital investments;

•                  The Audit/Finance Committee oversees management’s processes for managing  business and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials;

•                  The Corporate Governance Committee oversees management’s processes for managing the risks associated with governance issues, such as the independence of the Board and key executive succession;

•                  The Compensation Committee, when setting incentive metrics and the mix of incentive pay for the  executive compensation plans and policies, considers avoiding an inadvertent incentive to take risks beyond the established risk parameters, while still driving high performance;

•                  The Operations Committee oversees management’s processes for managing  the Company’s operational risks and business operations; and

•                  The Science and Technology Committee oversees management’s processes for managing the risks associated with major scientific or technological developments that could affect the Company’s business, operations or strategic planning.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands and is committed to risk management and also incorporates business integrity into the overall corporate strategy and day-to-day business operations of the Company.

Stockholder Engagement and Stockholder Communication with the Board

Carpenter has long provided a robust investor relations effort which communicates regularly with investors about economic, financial, operational and strategic matters.  As a result of investors’ changing practices and also in response to the vote at the last Annual Meeting (including a high withhold vote for one director and a say-on-pay vote at 84.85% of the voted shares, compared to higher votes in past years), the Board recently worked with management to establish further engagement with the governance contacts at investors to discuss leadership, compensation, social responsibility and governance matters.  The Board recently appointed James D. Dee as the Company’s first Chief Governance Officer, to assist the Board in staying in touch with stockholders’ priorities and views on an on-going basis.  Mr. Dee’s role will be to communicate with stockholders throughout the year about governance, compensation and social responsibility developments; to invite feedback from stockholders and disseminate that information to the Board and management; to keep the Board and others in management apprised of stockholder views and priorities; and to arrange appropriate direct interactions for stockholders with the CEO and other directors.  Further, the Board requested that the Corporate Governance Committee regularly interact with the Chief Governance Officer and the Audit/Finance Committee regularly interact with the Investor Relations Officer to promote the Board’s staying well-informed of stockholder views.  Finally, should a stockholder request interaction with the Board directly, such requests should be directed to the Chief Governance Officer, who will work with the Corporate Governance Committee to arrange appropriate interactions.  Stockholders can contact Mr. Dee at jdee@cartech.com or  610-208-3423.  Also, stockholders can contact the Company’s Investor Relations Officer, Michael A. Hajost, at mhajost@cartech.com or 610-208-3476.

Following is our policy for other communications to the Board:  Stockholders may communicate with the Board of Directors by sending a letter addressed to “Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662”.  Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board of Directors or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will so notify the sender if and as appropriate.  Stockholders and other interested parties may also communicate with the non-employee directors, non-executive Chairman, or the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer and senior financial officers of the Company.  There were no waivers of the Code of Ethics for fiscal year 2015 or through the date of this Proxy Statement.

Director Training and Education

Directors are encouraged to attend outside educational seminars presented by accredited third party organizations as well as internal programs organized by Carpenter for the ongoing education of directors.

Committees of the Board

The Board of Directors has five standing committees:  the Audit/Finance Committee, Corporate Governance Committee, Compensation Committee (formerly the Human Resources Committee), Science and Technology Committee and Operations Committee.  Summary information about each standing committee is set forth in the following table.  There is also an Executive Compensation Subcommittee of the Compensation Committee due to application of Section 162(m) of the Internal Revenue Code.  Additionally, from time to time, the Board has established ad hoc committees, on an interim basis, to assist the Board with its consideration of specific matters, and it expects to continue to do so as it may determine to be prudent and advisable in the future.  In fiscal year 2015, the Board established the Search Committee as an ad hoc committee to search for potential candidates for the Chief Executive Officer position.  The Committee members consisted of Stephen M. Ward, Jr., Chair, Carl G. Anderson, Jr., I. Martin Inglis, Steven E. Karol, Gregory A. Pratt, and Kathryn C. Turner.

Committee and Members	Significant Functions of the Committee	FY 2015 Meetings
Audit/Finance Committee I. Martin Inglis, Chair Carl G. Anderson, Jr. Robert R. McMaster Peter N. Stephans All members are Independent Directors.

•    Assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm; (iii) the performance of the Company’s internal audit personnel; and (iv) the Company’s overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

•    Select the Company’s independent registered public accounting firm and recommend to the Board with respect to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•    Review of (and the provision of recommendations to the Board of Directors relating to) major financial matters affecting the Company.

		11
Corporate Governance Committee * Stephen M. Ward, Jr., Chair Philip M. Anderson Kathryn C. Turner Jeffrey Wadsworth All members are Independent Directors.	• Assist the Board in identifying qualified individuals to become members of the Board (and otherwise functioning as a nominating committee with respect to directors), and determining the overall composition of the Board and its committees. • Assist the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board of Directors, its committees and management of the Company. • Ensure orderly succession at the Board and management levels.	5

Committee and Members	Significant Functions of the Committee	FY 2015 Meetings
Compensation Committee* Kathryn C. Turner, Chair Philip M. Anderson Jeffrey Wadsworth Stephen M. Ward, Jr. All members are Independent Directors.

•    Establish the philosophy for executive compensation.

•    Design and oversee administration of the Company’s equity and incentive compensation plans.

•    Review and approve compensation of the Company’s executive officers.

•    Review and approve annually the corporate goals and objectives relevant to compensation of the CEO and evaluate the CEO’s performance in light of those goals and objectives.

•    Review succession plans for the CEO and the Company’s executive officers.

•    Assist the Board with other human resource matters, including overseeing management’s work to promote organizational effectiveness, leadership development, and the design and administration of employee benefits programs.

		17 (including 5 Executive Compensation Subcommittee meetings)
Science and Technology Committee Jeffrey Wadsworth, Chair Philip M. Anderson Gregory A. Pratt Kathryn C. Turner Stephen M. Ward, Jr. All members are Independent Directors except Mr. Pratt who served as the Company’s interim President and CEO.	• Review and monitor major scientific or technological developments that could affect the Company’s current business or operations or implicate significant strategic planning or considerations for the future. • Make periodic recommendations to the Board concerning such major developments or potential business opportunities for the Company with respect to scientific or technological matters that implicate significant strategic planning or Company prospects.	4
Operations Committee Carl G. Anderson, Jr., Chair I. Martin Inglis Steven E. Karol Robert R. McMaster Peter N. Stephans All members are Independent Directors (Mr. Pratt served as a member of this Committee until his appointment as interim President and CEO of the Company).	• Review and provide strategic advice and counsel to the Company regarding its business operations. • Present to the Board an independent assessment of the Company’s business operations.	4

*During the last fiscal year, Mr. Pratt served as a member of the Compensation Committee and the Corporate Governance Committee until his appointment as interim President and CEO of the Company on November 14, 2014.  Also, on June 10, 2015, Mr. Karol resigned as a member of the Compensation Committee and the Corporate Governance Committee in light of stockholder and proxy advisory firm concerns about his independence, notwithstanding the fact that Mr. Karol meets the SEC and NYSE requirements for independence.

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees, the Company’s Code of Business Conduct and Ethics, and the Company’s Code of Ethics and any information regarding any waivers of the Code of Ethics, are available on Carpenter’s website at www.cartech.com.  Copies will also be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Transactions with Related Persons

On February 29, 2012, Carpenter completed the acquisition of Latrobe in exchange for 8.1 million shares of Carpenter common stock (the “Merger”) pursuant to an agreement and plan of merger by and among Carpenter, Latrobe, a wholly-owned subsidiary of Carpenter, Watermill-Toolrock Partners, L.P. (“Watermill”), solely as the representative of the Watermill equity holders of Latrobe, and HHEP-Latrobe, L.P. (“Hicks”), solely as the representative of the Hicks equity holders of Latrobe executed June 20, 2011 (as amended, the “Merger Agreement”). The value of the exchange was approximately $53.46/share, which was an average calculated at the time of the exchange in accordance with the Merger Agreement.

In connection with the closing of the Merger, Carpenter executed a stockholders’ agreement with Hicks, Watermill, Watermill-Toolrock Partners II, L.P. (“Watermill II”) and Watermill-Toolrock Enterprises, LLC (“Watermill Enterprises” and, collectively with Watermill and Watermill II, the “Watermill Group” and, collectively with Hicks, Watermill and Watermill II, the “Investors”), dated February 29, 2012 (the “Stockholders Agreement”). The Stockholders Agreement provides for each of Hicks and the Watermill Group to appoint a member of the Board of Directors to serve from the consummation of the Merger until Carpenter’s 2014 Annual Meeting of Stockholders. Hicks designated Mr. Hicks and the Watermill Group designated Mr. Karol to serve on the Board of Directors. Mr. Hicks’ term on Carpenter’s Board of Directors expired effective October 14, 2014, the date of Carpenter’s 2014 Annual Meeting of Stockholders.  The Stockholders Agreement includes a voting agreement, which provides that on or before Carpenter’s 2014 Annual Meeting or an earlier date in the event the Investors’ designees on the Board of Directors resign from the Board of Directors, they will vote the shares of Carpenter’s common stock in favor of Carpenter’s nominees for directors and not contrary to the recommendations of the Board of Directors on other matters. The Investors have also agreed pursuant to the Stockholders Agreement that for a period of five years following the consummation of the Merger they will not acquire any additional shares of Carpenter’s common stock or, with limited exceptions, sell their shares of Carpenter’s common stock where the result of such sale would be for a third party to own more than 5% of Carpenter’s outstanding common stock.

Each of the Investors is an affiliate of Toolrock Investment, LLC, the former majority stockholder of Latrobe (“Toolrock”).  Toolrock received 7,666,028 shares of Carpenter common stock upon completion of the Merger, of which  2,835,554 shares of Carpenter common stock were distributed to the members of the Watermill Group.  The 1,313,827 shares of Carpenter common stock received by Toolrock upon completion of the Merger that were not distributed to Hicks or members of the Watermill Group were distributed to other affiliates of Toolrock that are not otherwise affiliated with Mr. Hicks, Mr. Karol, Hicks or the Watermill Group.   Mr. Karol is an affiliate of the Watermill Group.

Except as provided above, during fiscal year 2015 there were no related party transactions.  Any proposed transactions with executive officers, directors, substantial stockholders or their respective family members or affiliates require approval by the Audit/Finance Committee and will be disclosed as required by the SEC.  The Company’s Code of Business Conduct and Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to the Company’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company.  The Company checks for any potential related party transactions, primarily through the annual circulation of a Directors and Officers Questionnaire to each member of the Board of Directors and each executive officer of the Company. A “related party transaction” is a transaction with the Company in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes the executive officers, directors, and five percent stockholders of the Company, and any immediate family member of such a person. If Company management identifies a related party transaction, such transaction is brought to the attention of the Audit/Finance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in fiscal year 2015 are identified above in the table under Committees of the Board.  Mr. Pratt served as interim President and Chief Executive Officer of Carpenter from November 14, 2014 through June 30, 2015 and immediately resigned as a member of the Compensation Committee upon his appointment as Carpenter’s interim President and CEO on November 14, 2014.  Also, on June 10, 2015, Mr. Karol resigned as a member of the Compensation Committee in light of stockholder and proxy advisory firm concerns about his independence since Mr. Karol had served as a former officer of Latrobe which Carpenter acquired in February 2012, notwithstanding the fact that Mr. Karol meets the SEC and NYSE requirements for independence.  Mr. Pratt and Mr. Karol were also not deemed independent for purposes of the application of Section 162(m) of the Internal Revenue Code and, therefore, Mr. Pratt and Mr. Karol were not members of the Executive Compensation Subcommittee in fiscal year 2015 and they did not participate in any decisions where Section 162(m) applied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership of common stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such reports furnished to Carpenter and other Company records or information otherwise provided to the Company, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during fiscal year 2015.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid or awarded to each non-employee director during fiscal year 2015.  Any director who is an employee of Carpenter is not compensated for Board service.

Fiscal Year 2015 Director Compensation Table

	Fees Earned or				All Other
	Paid in Cash		Stock Awards (1)	Option Awards (2)	Compensation (3)	Total
Name	($)		($)	($)	($)	($)
Anderson, Jr., Carl G.	$55,000	(4)	$90,072	$30,001	$28,660	$203,733

Anderson, Philip M.	$45,000		$90,072	$30,001	$13,377	$178,450

Hicks, Thomas O.	$11,250	(5)	$0	$0	$779	$12,029

Inglis, I. Martin	$67,500	(6)	$90,072	$65,017	$19,117	$241,706

Karol, Steven E.	$45,000		$90,072	$30,001	$4,275	$169,348

McMaster, Robert R.	$45,000		$90,072	$30,001	$14,517	$179,590

Pratt, Gregory A.	$33,261	(7)	$190,034	$60,001	$30,960	$314,256

Stephans, Peter N.	$45,000		$90,072	$30,001	$18,601	$183,675

Turner, Kathryn C.	$60,000	(8)	$90,072	$30,001	$28,782	$208,855

Wadsworth, Jeffrey	$55,000	(9)	$90,072	$30,001	$14,527	$189,600

Ward, Jr., Stephen M.	$55,000	(10)	$90,072	$30,001	$25,567	$200,640

(1)                                 The grant date fair value of stock units granted to our directors in fiscal year 2015 was computed in accordance with Financial Accounting Standards Board  (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2015 Annual Report on Form 10-K.  Stock units were credited to each director’s account on October 14, 2014, but are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of grant date for any reason other than death or Disability.

Each director, with the exception of Messrs. Hicks and Pratt, was credited with 2,104 stock units for fiscal year 2015 on October 14, 2014, representing a grant date value of $90,072.  One-half of the stock units credited to each director represents $45,036 of his or her annual retainer paid in stock units.  The remaining stock units credited represent an annual award of additional stock units as described below with a grant date fair value on the grant date of $45,036.  Mr. Hicks’ term on the Board ended October 14, 2014.

Mr. Pratt, who serves as Chairman, was credited with 4,439 stock units for fiscal year 2015 on October 14, 2014, representing a grant date value of $190,034.  2,103 stock units represent $90,030 of his annual retainer paid in stock units.  The remaining stock units credited represent an annual award of additional stock units as described below with a grant date fair value on the grant date of $100,004.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”) as of June 30, 2015, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was:  C. Anderson, Jr. – 41,611; P. Anderson – 19,313; T. Hicks – 0; I. M. Inglis – 27,373;  S. Karol – 6,533; R. McMaster – 20,914; G. Pratt – 44,590; P. Stephans – 26,649; K. Turner – 40,944; J. Wadsworth – 20,928; and  S. Ward, Jr. – 36,429.

(2)                                 The grant date fair value of option awards granted to our directors in fiscal year 2015 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 14 to the financial statements contained in Carpenter’s 2015 Annual Report on Form 10-K.

Each director, with the exception of Messrs. Hicks and Pratt, received an annual award of 2,445 stock options for fiscal year 2015 on October 14, 2014, representing a grant date fair value of $30,001.  Mr. Hicks’ term on the Board ended October 14, 2014.  Mr. Pratt received an annual award of 4,890 stock options, representing a grant date fair value of $60,001.

During fiscal year 2015, Mr. Inglis received an additional award of 3,137 stock options, representing a grant date fair value of $35,016, in conjunction with his appointment as Lead Independent Director of the Board.

The total number of shares subject to stock options credited to each director as of June 30, 2015, including stock options that were granted in prior fiscal years, was:  C. Anderson, Jr. – 24,815; P. Anderson – 24,815; T. Hicks – 6,624; I. M. Inglis – 27,952; S. Karol – 9,069; R. McMaster – 24,815; G. Pratt – 31,656; P. Stephans – 14,457; K. Turner – 24,815; J. Wadsworth – 24,815; and S. Ward, Jr. – 24,815.

(3)                                 Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2015 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2015.  Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the close price on the NYSE on the dividend equivalent payment date.

(4)                                 Includes additional retainer for service as Chair of the Operations Committee.

(5)                                 Reflects compensation earned for the first quarter of fiscal year 2015.  Mr. Hicks’ term on the Board ended October 14, 2014.

(6)                                 Includes additional retainer for service as Chair of the Audit/Finance Committee.

(7)                                 Reflects compensation earned for fiscal year 2015 for service as a non-employee director.   Mr. Pratt’s compensation for director services ended November 14, 2014, at which time he was named interim President and CEO.

(8)                                 Includes additional retainer for service as Chair of the Compensation Committee.

(9)                                 Includes additional retainer for service as Chair of the Science and Technology Committee.

(10)                          Includes additional retainer for service as Chair of the Corporate Governance Committee.

Director compensation elements are reviewed regularly by the Board with the assistance of its outside advisor to ensure that they are appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance.  They reflect the Board’s view of the appropriate balance between cash and equity, and its determination that all compensation to the non-employee directors should be in the form of cash and equity awards, as described below.  Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.  The narrative below describing our director compensation approach reflects the above.

Compensation for non-employee directors, excluding the Chairman, consists of an annual retainer of $90,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings.  Each Committee Chair receives the following additional annual cash retainer:  Audit/Finance Committee Chair - $22,500; Compensation Committee Chair - $15,000; Corporate Governance, Operations and Science and Technology Committee Chairs - $10,000.

As disclosed in the “Corporate Governance – Board Leadership Structure” section of this Proxy Statement, the roles of Chairman and Chief Executive Officer are divided.  Compensation for the Chairman consists of an annual retainer of $180,000 (plus travel expenses, where appropriate) for attending all Board and committee meetings.

Directors may also receive up to 4,000 stock options (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards) upon joining the Board.  In addition to the initial grant of stock options, a director may be granted a number of stock options annually, on or about the date of the Company’s Annual Meeting of Stockholders, or such other date as the Board may determine from time to time in light of prevailing practices for the grant of equity-based awards to other personnel, having a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards).  Subject generally to the director’s continued service, one-quarter of the stock options vest for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).  All stock options have a ten year term.

In addition to the grant of options described above, or an award of retainer stock units as described below, each director may be granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as the Board may determine by resolution and in compliance with securities laws and NYSE listing standards).  Subject generally to the director’s continued service, one-quarter of these units vest for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).  In the event of separation from service due to death or Disability, all stock units shall immediately vest.  The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant.   Directors may elect to have all or a portion of these units deferred until the later of their separation from service or a specific date/event.  Carpenter distributes a participating director’s deferred units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on the later of their separation from service or the date/event elected.

It is the policy of the Company that non-employee directors maintain a reasonable equity interest in the Company in order to provide them with a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity by their personal efforts and generally to enhance the community of interest between directors and stockholders of the Company. The current policy provides that each director should hold equity in the Company with an aggregate fair market value equal to at least six times his or her annual cash retainer.  There is a five year phase-in period for satisfying the minimum equity holding requirements, and he or she is expected to retain the equity for as long as he or she remains a director of the Company.  All current non-employee directors satisfy the minimum equity holding requirements.

At least 50% of the $90,000 annual retainer ($180,000 in the case of the Chairman) for Board service is paid in stock units that, subject generally to the director’s continued service, vest as to one-quarter of these units for every three months of service following the grant date (and are fully vested on the first anniversary of the date of grant).   In the event of separation from service due to death or Disability, all stock units shall immediately vest.  The stock units are granted on or about the date of the Annual Meeting of Stockholders, or such other date as the Board may determine from time to time, for the year in which Board service is to be provided, and the number of units is based on the trading price of Carpenter’s common stock on such date of grant.   Directors may elect to have all or a portion of these retainer units deferred until the later of their separation from service or a specific date/event.  Carpenter distributes a participating director’s deferred retainer units, at the director’s election, in a lump sum or in 10 or 15 annual installments, commencing on the later of their separation from service or the date/event elected.

At the director’s election, the remaining 50% of the annual retainer and 100% of committee chair fees can be paid in cash currently, or all or a portion can be deferred until a future date/event and paid in cash under Carpenter’s Deferred Compensation Plan for Non-Employee Directors (“Director Cash Deferral Plan”) or deferred until the later of their separation from service or a specific date/event and paid in common stock under the Director Stock Plan.  Under the Director Cash Deferral Plan, interest is credited semi-annually at the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers during the Plan Year prior to the Plan Year to which such rate relates.  Carpenter distributes a participating director’s deferred cash or units, at the director’s election, in a lump sum or in 10 or 15 annual installments commencing, in the case of cash, on a future date/event elected and, in the case of common stock, on the later of separation of service or a future date/event elected.

In addition, each director’s account is credited with stock units with respect to dividends paid on outstanding common stock during the fiscal year.  Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the close price on the NYSE on the dividend equivalent payment date.

Upon a Change in Control of the Company, all stock units vest immediately and are payable in shares of common stock and stock options become immediately exercisable.  Once vested, a director may exercise exercisable options at any time during the original term.  In the event of removal for cause, all existing stock options and unvested stock units shall be forfeited.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) complies with requirements of the US Securities and Exchange Commission (“SEC”).  This CD&A also covers information about compensation philosophy and key criteria considered by the Compensation Committee (“Committee”) to set compensation levels, determine actual compensation and establish future compensation opportunities for executives.  In making those decisions, and in guiding management to include a transparent discussion of the decisions in this CD&A, the Committee considered input from last year’s say-on-pay vote, stockholder engagement during the fiscal year, its independent compensation consultant and the Board’s independent governance consultant.

Our Named Executive Officers and CEO Transition

As discussed under the “Succession Planning and Appointment of a New Chief Executive Officer” section on page 18, during the last fiscal year, one CEO resigned, an independent director stepped in as interim CEO, and then the CFO was promoted to CEO.  As a result of this transition over the course of fiscal year 2015 and pursuant to the disclosure requirements of the SEC rules, this year’s Named Executive Officers (“NEOs”) list includes certain individuals who are no longer employed by the Company or who no longer serve as executive officers of the Company.  Our NEOs for fiscal year 2015 are as follows:

Executive	Current Position	Other Position Held During the Last Fiscal Year
Gregory A. Pratt	Chairman and Director	Interim President and Chief Executive Officer (November 14, 2014 through June 30, 2015)
Tony R. Thene	President and Chief Executive Officer, effective July 1, 2015	Senior Vice President & Chief Financial Officer
Gary E. Heasley	None	Senior Vice President – Performance Engineered Products (resignation effective February 28, 2015)
David L. Strobel	Senior Vice President and Chief Technology Officer	Senior Vice President – Global Operations
Andrew T. Ziolkowski	None	Senior Vice President – Commercial Specialty Alloys Operations (retired effective September 1, 2015)
William A. Wulfsohn	None	President and Chief Executive Officer (resignation effective November 14, 2014)

Due to the SEC rules and the CEO transition, this CD&A and the related compensation tables and narratives cover six NEOs for fiscal year 2015 and analyze a variety of compensation decisions and actions, some of which were made specifically in reaction to the transition.  Not all of the NEOs participated in or received all of the compensation elements described in this CD&A.  For example, Mr. Pratt received a focused CEO compensation package for his service as interim CEO during the year, but did not participate in many of the compensation programs in which our other NEOs participated.

Fiscal Year 2015 Performance

During fiscal year 2015, we faced several challenges, including the impact of lower oil prices on our energy end-use market, manufacturing problems encountered earlier in the year including unanticipated start-up issues after scheduled summer shutdowns at the Reading mill and Latrobe mill unplanned press outages, as well as operating cost performance issues.

We have taken actions aimed at improving our operating performance and driving long-term growth and stockholder value, including:

•                  We initiated a restructuring plan expected to yield approximately $30 million of annual overhead cost savings.

•                  As a result of a focused effort, we reduced inventory by approximately $67 million from the end of the first quarter of fiscal year 2015.

•                  We announced the authorization of a $500 million two year share repurchase program. We purchased 3 million of our shares for $124.5 million in fiscal year 2015.

•                  We strengthened our “continuous improvement process” in January 2015, with the introduction of the Business Management Office (BMO). The BMO is focused on profit optimization, operating cost improvement and inventory reduction.

Highlights of our Compensation Philosophy and Alignment of Pay with Performance

The Compensation Committee’s philosophy for Carpenter’s executive compensation program includes strong ties to pay for performance, driving team performance and attracting/retaining executives who can drive the company’s performance.  Each NEO’s total compensation is targeted to the market median.  A substantial portion of the target total compensation is delivered through variable performance-based incentives that are at risk – for the current CEO it is 80% and for other executives it ranges from 50% to 80%.  Carpenter’s performance-driven compensation program has maintained a strong alignment between Company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation (“TDC”).  TDC consists of base salary, target annual cash incentive and the grant date target value of long-term incentive awards.

Fiscal Year 2015 NEO Compensation Highlights

Consistent with the performance-driven compensation strategy described below, Carpenter’s fiscal year 2015 compensation structure was aligned with the Company’s operational performance as well as its total stockholder return performance.

Base Salary Highlights

Base salary increases from fiscal year 2014 to 2015 for our NEOs averaged 3%.  Mr. Heasley’s base salary increased by 2%.  Base salary for Messrs. Wulfsohn, Strobel, and Ziolkowski were increased by 3%, consistent with the merit wage increases generally implemented for the Company’s salaried employees.  Mr. Thene in his role as Chief Financial Officer (“CFO”) received a 4% increase to reflect changing competitive market pay levels.  Mr. Pratt received a monthly base salary of $25,000 during his tenure as interim President and CEO.

Annual Cash Incentive Highlights

Each year the Committee establishes performance metrics that focus our executives on the key drivers of our business.  Fiscal year 2015 performance metrics (as detailed in the “Annual Cash Incentive” section) were focused on operational efficiency metrics.

For fiscal year 2015, year-end results for Carpenter’s Executive Bonus Compensation Plan (“EBCP”) resulted in 20% of target incentive attainment.  This compares to a higher attainment in fiscal year 2014 when a target incentive of 55% was attained.  Mr. Pratt did not participate in this program during his service as interim President and CEO.

Long-Term Equity Incentives Highlights

The long-term incentive program is designed to create alignment between executives and stockholders.  To this end, 75% of the long-term equity grants are performance-based restricted stock units (“RSUs”) vesting over three years.  The remaining 25% are traditional stock options which also vest over three years.

Total grant value for each NEO for fiscal year 2015 grants was the same as fiscal year 2014.  See details under the “Long-Term Equity Incentives” section.  Performance-based RSUs are comprised of two components, those tied to annual Earnings per Share (“EPS”) goals and those tied to Carpenter’s three–year Total Shareholder Return (“TSR”) vs. Peers for fiscal year 2013, and vs. Russell Materials and Processing Growth Index for fiscal years 2014 and 2015 (as detailed in the “Long-Term Equity Incentives” section).  As in past years, target long-term incentive grants for fiscal year 2015 were based on an assessment of a NEO’s position and responsibilities within the Company, the competitiveness of his or her total compensation and internal equity considerations.

For those long-term equity grant cycles concluding at the end of fiscal year 2015, performance attainment reflected performance:  0% of target for EPS-based RSUs and 0% of target for TSR-based RSUs.

As part of his compensation for serving as interim President and CEO and transitioning CEO responsibilities to Mr. Thene, and in lieu of participation in the Company’s regular LTI program, Mr. Pratt received two stock option awards, one of which was granted at fair market value at the time of grant with an exercise price of $40.42 per share and the other of which was granted at 25% over fair market value at the time of grant with an exercise price of $50.53 per share.  One-fourth of the options under each award vested immediately upon grant and the remaining options under each award will vest in one-ninth increments on the 1st day of each month over a 9-month period, provided that Mr. Pratt still serves as interim CEO or an employee of the Company assisting Mr. Thene during a transition period at the time of each such vest date.

Compensation Governance Practices

Our executive compensation program reflects the Board’s strong commitment to good governance.  During 2015, we made certain enhancements based in part on stockholder feedback, including elimination of single trigger change of control payments.  Highlights of compensation governance are as follows:

➢

Balanced Portfolio: The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (financial and operational goals, in addition to EPS and TSR).

➢	No Excise Tax Gross-Ups: The compensation program does not include Section 280G or any other change of control tax gross-ups to our executives.
➢

Eliminated Single Trigger:  During 2015, the Compensation Committee moved to a double trigger for all change of control benefits.  This means that a change in control of the Company alone does not trigger any severance obligations to our NEOs.

➢	Committee Discretion to Reduce Annual Cash Incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts in appropriate circumstances.
➢	No Dividend Payments Until Final Award: We do not pay dividends on unearned shares.
➢	Limited Perquisites: We provide a minimal level of perquisites to our NEOs, consisting primarily of financial and tax counseling, tax preparation, medical examinations and relocation expenses.
➢

Equity Ownership Guidelines:  We maintain equity ownership guidelines that require that Corporate Vice Presidents and above achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary.  For the CEO, the level is 5x base salary; for all other NEOs, the level is 3x base salary.

➢	No Hedging/Pledging of Company stock: The Company’s policy prohibits hedging or pledging of Company stock by NEOs and directors.
➢

No Option Repricing:  Our long-term incentive plan does not permit repricing of stock options without stockholder approval.  Additionally, the plan does not permit the Company to offer a cash buyout of underwater options.

➢

Independent Compensation Consultants: The Compensation Committee engaged independent compensation consultants who provided information for the Committee’s work, including a peer group analysis, market compensation data, and analysis of various compensation instruments and metrics.

➢

Risk Assessment:  The Compensation Committee reviews an annual assessment by the independent compensation consultant of the compensation program to check that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

Consideration of Results of Stockholder Advisory Vote on Executive Compensation (“Say-on-Pay”)

Since 2012, we have provided stockholders an annual say-on-pay advisory vote on compensation of our NEOs.  In 2012 and 2013, stockholders showed strong support, with an approval by over 98% of votes cast in each year.  In 2014, support dropped to 85% of the votes cast.

The Board and the Compensation Committee initiated work to understand this change in the level of support.  Among other actions, they have begun a stockholder engagement effort to regularly discuss governance and compensation matters with stockholders to complement the work of the investor relations team to engage with stockholders on economic and strategic matters.  In connection with that effort the Board appointed James D. Dee, the Company’s first governance officer, to make it easier for us to stay in touch with stockholders’ priorities and views on an on-going basis.  Mr. Dee’s role will be to communicate with stockholders throughout the year about governance, compensation and corporate responsibility issues; to invite feedback from stockholders and disseminate that information to the Board and management; and to arrange appropriate direct interactions for stockholders with the CEO and other directors.

Based on the stockholder engagement feedback, as well as advice from the Compensation Committee’s independent compensation consultant and the Board’s independent governance consultant, important enhancements were made in the Company’s compensation governance.  One was a change in Compensation Committee membership.  Steven Karol was a member of the Committee and met certain legal requirements for independence.  However, we learned that stockholders and certain proxy advisory firms were not comfortable with his characterization as independent and his membership on the Committee.  As a result, Mr. Karol resigned his committee memberships on both the Compensation Committee and the Corporate Governance Committee.  A second change was the elimination of single triggers for change in control payments.

Our Compensation Philosophy and Objectives

The overarching principle in the compensation philosophy is to drive long-term high performance through the pay programs and the corporate culture.  As a result, there are strong ties to performance in many aspects of the compensation program, including pay levels, incentive payouts and pay opportunities.

The Compensation Committee structures the executive compensation program to reward our senior leaders modestly when they meet annual financial and operational goals and create long-term value for our stockholders and to reward them more substantially when the goals are exceeded.  A significant component of this incentive structure is weighted towards overall leadership team performance against targeted goals, so that, if we meet or exceed our goals, the team earns target or better awards and conversely, if the team fails to meet the minimum thresholds, that component of performance-based compensation may not be awarded.  In general, the Compensation Committee targets total NEO compensation at the median of an individual’s market reference point.  The Committee considers an executive to be within the range of market median if his/her total compensation is +/-15% of the market data reference point.

The Compensation Committee designs the compensation program to achieve the following:

•                 Motivate and reward our executives to:

(i)             achieve or exceed the Company’s financial and operating performance objectives; and

(ii)          propel the Company’s business forward through focus on operational excellence and execution of our business strategy;

•                 Link executives’ compensation with specific business objectives (including those set by the Compensation Committee and more generally with the long-range strategic planning process);

•                 Link executives’ compensation with the interests of our stockholders, by tying a significant portion of personal income opportunity to the value of our stock;

•                 Reinforce the importance of accountability and team cooperation by tying a significant portion of executive compensation to overall Company performance;

•                 Motivate, attract and retain talented leaders who can drive the implementation of our growth and operational excellence strategies;

•                  Reward individual performance and accomplishments, while also emphasizing teamwork and the Company’s overall success; and

•                  Keeping the compensation packages competitive with that offered by our peers and other companies with which we compete for talent.

Our Compensation Process

Role of Compensation Committee

The Compensation Committee is charged with setting all executive officer pay and reviewing all executive compensation in accordance with its charter, which can be found on our website at: http://www.cartech.com.  The Committee oversaw the design and development of our fiscal year 2015 NEO compensation program plus gave special consideration to our CEO transitions during fiscal year 2015.  The Compensation Committee also has an Executive Compensation Subcommittee for the purpose of reviewing and approving NEO performance-based awards and equity grants and for facilitating compliance with certain exemptions from the deduction limitations of Section 162(m) of the Internal Revenue Code.  All members of the Executive Compensation Subcommittee are “independent” for purposes of NYSE listing rules and Section 162(m) of the Code, and are non-employee Directors for purposes of Section 16(b).  This independence enables them to be objective representatives of our stockholders.  The term Compensation Committee as used herein also refers to the Executive Compensation Subcommittee as appropriate.

Role of the Full Board

The Compensation Committee considers input from the full board when making decisions.  Particularly, the Committee considers input:

•                  from those with expertise in the industry when determining what will drive long-term high performance or what might encourage too much risk taking; and

•                  from those with more interaction with a particular executive when considering his/her performance, such as from Audit/Finance Committee members when considering the CFO’s performance.

Role of Management

The approval of the Company’s overall compensation philosophy and executive compensation plans and determinations are solely the responsibility of the Compensation Committee.  In doing so, the Committee invites and considers the input of certain officers, including the Chief Executive Officer, General Counsel, and Vice President of Human Resources, particularly about how specific metrics and goals might drive high performance without encouraging undue risk taking or in negotiating compensation packages (within parameters set in advance by the Compensation Committee) with prospective executives other than the CEO.  Further, the Committee considers input from the CEO as to the performance of other executives, and other executive’s contributions to overall performance, in making decisions about particular compensation actions.  In addition, from time to time, the Committee may request that senior management obtain information on its behalf in order to assist it with its decision-making relating to the compensation program.

Role of Compensation Consultants

For purposes of its fiscal year 2015 determinations, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an outside compensation consulting firm, to conduct a competitive assessment of our executive compensation program for the NEOs and to make recommendations to the Compensation Committee for the Committee’s review and approval.  PM&P was also retained by the Compensation Committee in fiscal year 2015 to update and review peer group member companies, and to provide advice as needed to the Compensation Committee on an ongoing basis, including but not limited to guidance on our CEO compensation packages.  PM&P also regularly attends Compensation Committee meetings to provide advice and guidance on the Company’s executive compensation program.  Separately, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”), an outside compensation consulting firm, to conduct a TSR analysis and an annual risk assessment of the Company’s compensation programs.  CAP also regularly attends Compensation Committee meetings to provide advice and information on compensation trends and regulatory developments in the market.

The Compensation Committee believes that there was no conflict of interest between the Company and either PM&P or CAP during fiscal year 2015.  In reaching this conclusion, the Compensation Committee considered the factors set forth by the SEC and NYSE regarding compensation advisor independence.  Specifically, the Compensation Committee has analyzed whether the work of PM&P or CAP as compensation consultants raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees from the Company paid to the consultant as a percentage of the consultant’s total revenue; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant or the individual compensation advisors employed by the consultant with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the consultant or the individual compensation advisors employed by the consultant.

Benchmarking

In developing competitive compensation recommendations with respect to the NEOs, the consultants established a benchmark match for each position based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

•                  base salary;

•                  target annual cash incentive;

•                  target total cash compensation;

•                  expected value of long-term incentives; and

•                  target total direct compensation.

The Compensation Committee accepted the consultants’ recommendations that it use a comparator group for competitive compensation analysis that consists of nine public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”) which was unchanged from fiscal year 2014.  The Comparator Group used by the Compensation Committee for fiscal year 2015 consisted of the below public companies operating in various parts of the world with median revenue of $1.8 billion.  These companies were selected for inclusion in the Comparator Group based on industry, size, US-based headquarters, with a particular focus on companies with which Carpenter competes for executive talent, customers and/or investor capital.

($ in millions)	As of 6/30/2015
Company Name	Revenue	Mkt. Cap.
Precision Castparts Corp.	$9,897	$27,628
Allegheny Technologies Inc.	$4,265	$3,298
Cabot Corporation	$3,111	$2,367
Kennametal Inc.	$2,647	$2,705
Hexcel Corp.	$1,871	$4,793
Kaiser Aluminum Corporation	$1,416	$1,425
Barnes Group Inc.	$1,243	$2,136
RTI International Metals, Inc. (as of 3/31/15)	$818	$971
Haynes International, Inc.	$496	$614

We note that going forward the Comparator Group will be adjusted to reflect the fact that RTI and Precision Castparts Corp. have been acquired, and the Compensation Committee will continue to review the group for further appropriate changes.  While the Compensation Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions.  In fiscal year 2015, the benchmark data discussed below was not used for purposes of determining Mr. Pratt’s compensation as interim President and CEO.

In addition to the market reference point, the Compensation Committee also considers an individual’s performance and their criticality to the organization as further discussed below.  The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

Key Elements of Our Fiscal Year 2015 Compensation Program

The Company’s compensation program is designed to be competitive and align the interests of our executive officers and other senior leaders with Company performance and stockholder returns.  For our NEOs, this is accomplished through a mix of base salary and performance-based rewards, including performance-based cash incentives and equity awards, as well as minimal perquisites, retirement plans and post-employment benefits.  Performance-based compensation (annual and long-term) continues to constitute the largest portion of total compensation.  A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Elements - Overview

Compensation Element	Description	Rationale

Base Salary	• Fixed component of pay targeted at the median of the market.	• Provides compensation for executive to perform his/her job functions.

Annual Cash Incentive

•    Delivered in cash annually;

•    Tied to achievement of financial and operational goals (operating income, free cash flow and safety metrics); and

•    Executives can earn 0-200% of their target award based on achievement of pre-established targets.

• Rewards for achievement of key drivers of long-term value; and • Provides strong line-of-sight and reinforces key priorities of the organization.
Stock Options (25% of long-term incentive)	• Granted with an exercise price equal to the fair market value of Carpenter stock at the date of grant; and • Vests ratably over three years.	• Provides strong tie to stockholder value as executives only realize value if the stock price increases; and • Vesting period assists with retention.
TSR-Based Restricted Stock Units (40% of long-term incentive)*	• Executives can earn 0-200% of their target award based upon our TSR compared to growth index over a three-year period; and • Immediately vests at the end of the three-year period, if earned.	• Provides strong tie to stockholders as it only delivers maximum value if our stock performance far exceeds that of the growth index; and • Performance period assists with retention.
EPS-Based Restricted Stock Units (35% of long-term incentive)*

•    Executives can earn 0-200% of their target award based upon actual EPS achieved compared to our annual EPS goal;

•    If an award is earned at the end of the first year, the award will vest 50% over each of the next two years; and

•    May elect to receive payment in cash or stock.

•    Focuses executives on achievement of our EPS goal, which is strongly tied to stockholder value creation;

•    Provides line-of-sight as senior leaders have the greatest ability to drive EPS; and

•    Vesting period assists with retention.

    * Dividends are not paid on these RSUs until the RSUs are earned.

Fiscal Year 2015 Compensation Strategy and Mix

The Compensation Committee developed fiscal year 2015 compensation levels by taking into account the general philosophy and objectives summarized above.  The Compensation Committee benchmarked against the Comparator Group and survey data, and took into account the differing fiscal years of members of the Comparator Group, which complicates financial and compensation comparisons when there is a significant shift in customer demand or commodity costs.

NEO pay is targeted to be within the competitive range (+/- 15%) of market median.  In isolated circumstances, we will deviate from the target pay positioning based on several factors, including:

•                  Attraction and retention needs;

•                  Individual performance; and

•                  Internal equity issues.

The Compensation Committee established fiscal year 2015 compensation components for the NEOs relative to the Comparator Group and survey data as follows:

•                  Base salary approximating the 50th percentile, reflecting the Company’s desire to provide competitive fixed compensation to motivate, attract and retain talent;

•                  Target total cash compensation (consisting of base salary plus target annual cash incentive) approximating the 50th percentile; and

•                  Target total direct compensation (consisting of target total cash compensation plus the target value of long-term equity incentives) approximating the 50th percentile.

A compensation program (as illustrated below) which targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements ensures proper alignment with our stockholders and ties the ultimate value delivered (above/below target) to NEOs to Company performance.

Positioning of compensation relative to median for each of the NEOs is provided below :

Executive	Base Salary	Target Total Cash Compensation (Salary + Target Annual Cash Incentive)	Target Total Direct Compensation (Target Total Cash Compensation + Grant Date Value of Target Long-term Incentive)
William A. Wulfsohn*	8%	17%	17%
Tony R. Thene	6%	17%	3%
Gary E. Heasley*	3%	18%	8%
David L. Strobel	0%	5%	-3%
Andrew T. Ziolkowski	-6%	4%	-10%

*At the beginning of the year, compensation for Messrs. Wulfsohn and Heasley were targeted as shown above.  Their employment with the Company terminated on December 31, 2014, and February 28, 2015, respectively.  The pay package of Mr. Pratt as interim President and CEO is not shown above as his compensation package was specific to the nature of the interim tenure.

As mentioned above, individual compensation levels for each NEO may vary based on performance.  The Compensation Committee may further differentiate the performance of NEOs through multiple mechanisms, including:

•                  Committee Discretion to Reduce Annual Cash Incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts in appropriate circumstances.

•                  The ability to grant equity awards, upon the CEO’s recommendation, including RSUs and stock options, to top performers.

Base Salaries

The Compensation Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities.  In performing such a review, the Compensation Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements; the level of pay relative to comparable persons at relevant companies reviewed by the Compensation Committee, including the Comparator Group discussed above; and retention concerns.

The Compensation Committee considered these factors in setting salaries for fiscal year 2015, and awarded the NEOs base salary increases averaging 3%, consistent with the merit wage increases generally implemented for the Company’s salaried employees.  Mr. Thene received a 4% base salary increase and Mr. Heasley, who joined the company in fiscal year 2014, received a 2% base salary increase.

During his tenure as interim President and CEO in fiscal year 2015, Mr. Pratt’s base salary was $25,000 per month, which is identical to the base salary paid to him in 2009 – 2010 when he previously served as our interim President and CEO.  If benchmarked against our peer companies, his annualized salary would fall well below the 15th percentile.

Annual Cash Incentive

The Company maintains an Executive Bonus Compensation Plan (“EBCP”) because it believes that a significant portion of a NEO’s potential compensation should be contingent on Company business results and his or her successful leadership of the Company’s business that ultimately drives long-term value for our stockholders.  The Compensation Committee oversees the EBCP and establishes the metrics that will be used each year, with input from management and outside compensation consultants.  For fiscal year 2015, the metrics, the respective weightings and the rationale for the selection of each metric for the NEOs (with the exception of Mr. Pratt who served as interim President and CEO) are detailed below.

While interim President and CEO, Mr. Pratt did not participate in the EBCP due to the unique nature of his role and the uncertain tenure associated with it.

Fiscal Year 2015 Annual Cash Incentive Metrics Summary

Metric	Definition	Weighting	Rationale
Operating Income	• Net Sales minus Operating Expenses includes (1) cost of sales and (2) selling, general and administrative expenses; and excludes pension earnings, interest and deferrals.	60%

•                  Focuses management on driving top line growth and managing expenses;

•                  Drives line-of-sight and focuses on factors most in the organization’s control; and

•                  When considered in conjunction with EPS used in long-term incentive, focuses management on the overall profitability of the organization.

Free Cash Flow	• Cash flows provided from operating activities less: (1) cash paid for purchases of property, equipment and software, (2) dividends paid, and (3) cash paid for the acquisition of businesses; plus: (1) cash received from the disposal of property and equipment, and (2) cash received from the sale of businesses.	30%	• Focuses management on achievement of positive free cash flow through increased earnings and aggressive management of working capital levels and capital expenditures.
Safety Metrics	• Measured using TCIR (Total Case Incident Rate) and reported in terms of percent improvement over prior fiscal year. • TCIR is defined as the average number of work-related injuries incurred by 100 workers during a one-year period.	10%	• Emphasizes that our employees’ safety is an integral part of our culture.

The Compensation Committee sets performance goals for each metric.  Overall achievement of all goals results in payment of the following annual cash incentive for the fiscal year:

Incentive Opportunity as % of Base Salary

NEO	At Threshold	At Target	At Maximum
William A. Wulfsohn*	50%	100%	200%
Tony R. Thene	40%	80%	160%
Gary E. Heasley**	40%	80%	160%
David L. Strobel	40%	80%	160%
Andrew T. Ziolkowski	40%	80%	160%

*  Incentive opportunity forfeited upon cessation of employment on December 31, 2014.

**Incentive opportunity partially forfeited upon cessation of employment on February 28, 2015.

If performance on a particular metric does not reach the minimum level set forth in the “EBCP Metrics and Attainment” table, no incentive payout is earned under the EBCP for that metric in the normal course.  The overall attainment is based on the total weighted attainment of all of the individual metrics.

As part of the Compensation Committee’s data verification process for approving EBCP awards, performance data relative to the Company’s operating results for financial reporting purposes is reviewed by the Audit/Finance Committee of the Board before being applied by the Compensation Committee in making its award determinations.

For fiscal year 2015, the achievement targets for the Operating Income, Free Cash Flow, and Safety metrics, and actual year-end attainment adjusted as described below, were as follows:

EBCP Metrics and Attainment

		Attainment %			Year End	Actual
($ in Millions)	Weight	50%	100%	200%	Result	Attainment
Operating Income	60%	$237.0	$251.4	$276.0	$150.0	0%
Free Cash Flow	30%	$104.0	$114.5	$131.0	$74.4	0%
Safety	10%	< 3.3	3.0	2.5	2.1	200%
Overall Attainment	100%					20%

These specific targets were selected by the Compensation Committee after reviewing the Company’s operating plan and the environment within which the Company operates, and using its judgment to define appropriate targets to align the relationship between pay and performance.  Targets are based on the Company’s 2015 operating plan, which considers many factors, including:

•                  Broad macro-economic factors that affect our business;

•                  Industry factors that affect us directly or the industries we serve; and

•                  Strategic initiatives underway or planned for the upcoming year.

The threshold and maximum operating income targets were set at -6% and +10% of the operating plan, respectively.

The primary financial objectives for setting the fiscal year 2015 annual incentive metrics were to encourage earnings performance.  Additionally, the Company wanted to maintain its strong financial position (balance sheet) by funding the remaining Athens investment through income generation and aggressive management of working capital levels.

For fiscal year 2015, the Compensation Committee determined that the year-end results of each metric (see the “Attainment” column in the above “EBCP Metrics and Attainment” table), weighted as described above, resulted in 20% of overall target incentive attainment.  See the Summary Compensation Table column (g) for actual incentive payout for each NEO.

Extraordinary items and items that were unusual in nature, non-recurring or infrequent in occurrence throughout the year, were considered by the Board’s Audit/Finance Committee to determine any adjustments to a particular bonus metric attainment.  These adjustments were then reviewed and approved by the Compensation Committee.  For determining attainment for fiscal year 2015, adjustments for extraordinary items and unanticipated developments included non-recurring restructuring charges and expenses.

Long-Term Equity Incentives

The Compensation Committee uses a Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity compensation to NEOs and other key personnel.  Our long-term incentive program is designed to create alignment between our executives and our stockholders.  To this end, in our view, our long-term incentive program is 100% performance-based and delivered through a combination of three equity vehicles.  The Compensation Committee believes such awards focus executives on the Company’s longer-term interests and strategic business decisions and encourage retention.  To determine the mix of equity-based compensation for the long-term incentive program, the Compensation Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to drive (balancing performance-based RSU awards and stock options, which focus primarily on operating and stock performance, with the time-based vesting elements of performance-based RSUs and options, which focus primarily on retention).  Applying this analysis for fiscal year 2015, the Compensation Committee granted a mix of stock options and performance-based RSUs, more fully described below.  Overall, the mix of incentives for the long-term program is as follows:

Vehicle	Weighting	Description
Stock Options	25%

•    Vest 1/3 per year on the first three anniversary dates of the grant.

•    When stock options are granted, the exercise price is the closing share price on the NYSE on the date of the grant.

•    Options provide a strong tie to stockholders and are inherently performance-based as they only deliver value if the stock price increases.

Performance-based RSUs (TSR)*	40%

•    Provide executives the opportunity to earn 0-200% of the target award of shares based on our TSR vs. growth index over a three-year period.

•    Earned/scored shares are immediately vested at the end of the three-year performance period.

Performance-based RSUs (EPS)*	35%

•    Provide executives the opportunity to earn 0-200% of the target award of shares based on our EPS vs. target over a one-year period.

•    If any shares are earned/scored at the end of the one-year performance period, they vest 50% per year over the subsequent two years.

•    May elect to receive payment in cash or stock.

*Dividends are not paid on these RSUs until the RSUs are earned.

For fiscal year 2015, the Compensation Committee relied on benchmarking and each executive’s contributions towards corporate goals to determine the following target values of incentives for each NEO under the long-term incentive program:

NEO	LTI Opportunity
(thousands)
William A. Wulfsohn*	$2,800
Tony R. Thene	$700
Gary E. Heasley**	$400
David L. Strobel	$400
Andrew T. Ziolkowski	$400

* Opportunity forfeited upon cessation of employment on December 31, 2014.

** Opportunity forfeited upon cessation of employment on February 28, 2015.

As part of his compensation for serving as interim President and CEO and transitioning CEO responsibilities to Mr. Thene, and in lieu of participation in the Company’s regular LTI program, Mr. Pratt received two stock option awards.  Specifically, one award with a grant date value of $2.25 million was granted at fair market value with an exercise price of $40.42 per share.  The other award is a premium-priced award with a grant date value of $2.25 million and an exercise price at 25% over fair market value at the time of grant with an exercise price of $50.53 per share.  One-fourth of the options under each award vested immediately upon grant and the remaining options under each award will vest in one-ninth increments on the 1st day of each month over a 9-month period, provided that Mr. Pratt still serves as interim CEO or an employee of the Company assisting Mr. Thene during a transition period at the time of each such vest date.

Goals for Performance-Based RSUs

As noted above, our performance-based RSUs are comprised of two components, those tied to three-year relative TSR vs. TSR Peers for fiscal year 2013, and vs. a growth index for fiscal years 2014 and 2015, and those tied to achievement of annual EPS goals.  The goals for the fiscal year 2015 EPS awards are detailed below, with the results noted for the cycle concluded for each component at the end of fiscal year 2015.

Performance Targets for EPS-based RSUs

Performance	EPS	Payout As % of Target

Threshold	$2.16	50%

Target	$2.48	100%

Max	$2.77	200%

Actual	$1.51	0%

Performance Targets for TSR-based RSUs

Performance	TSR vs. Peers	Payout As % of Target

Threshold	25th percentile	50%

Target	50th percentile	100%

Max	75th percentile	200%

Actual*	21st percentile	0%

* Reflects achievement of fiscal year 2013 3-year performance targets; the achievement for fiscal year 2015 3-year performance targets will be determined in fiscal year 2017 (See the Long-Term Equity Incentive Plan illustration).

For the fiscal year 2015 grant of TSR-based RSUs, performance is assessed against the Russell Materials & Processing Growth Index.  It should be noted that the TSR peers differ from the compensation peers due to several factors, including:

•                  Size – size of a company is less of a factor in stock performance, but does have greater influence on compensation paid to executives; and

•                  Domestic vs. International – due to constraints of disclosure, we focus the compensation peers on United States-based companies as the level of disclosure of compensation practices outside the United States varies on a country-by-country basis.

Participants may elect to receive payment under the 1-year EPS-based performance award program in either cash or Carpenter stock.  An election to receive cash payment of the award must be made on the earlier of the last day of the calendar year in which the award is granted and six months prior to the end of the performance period.  The Compensation Committee will condition the cash election on the individual’s having met the holding requirement under the Company’s equity ownership guidelines.  Even if an election is made to receive payment in cash, the award continues to be denominated as a unit until payment and therefore its value will continue to be tied to the Company’s stock price.  A participant may also elect to defer payment of his or her earned EPS-based performance awards until a specific date or event, including separation of service, Disability or Change in Control.  Upon such date or event, the Company distributes the participant’s deferred award in a lump sum or in 10 annual installments, as the participant may elect.

The following chart illustrates graphically the long-term equity incentive plan described above.  Actual long-term incentive awards for fiscal year 2015 for each NEO are set forth in the Summary Compensation Table, columns (e) and (f).

Long-Term Equity Incentive Plan Illustration

Special Inducement, Recognition or Retention Awards

From time to time, the Compensation Committee identifies circumstances giving rise to the need to issue an incentive award, other than during the ordinary cycle, to fulfill particular retention or incentive objectives or to recognize special achievements or contributions to the Company.  On April 28, 2015, the Compensation Committee approved a special one-time RSU award to Mr. Thene in recognition of the criticality of retaining the Chief Financial Officer during the search and transition period for a new Chief Executive Officer.  The fair market value of the award at the time of grant was $3 million, and the award would have vested in one-third increments on the 1st, 2nd and 3rd anniversaries of the grant date. This RSU award was subsequently cancelled, effective July 1, 2015, in conjunction with Mr. Thene’s promotion to President and Chief Executive Officer commencing July 1, 2015.

On June 22, 2015, the Compensation Committee approved a special one-time RSU award to Mr. Strobel in conjunction with his change in position and job responsibilities.  The fair market value of the award at the time of grant was $300,000, and the award will vest in full one year from the grant date, provided that Mr. Strobel remains in service on that date, subject to acceleration upon death, Disability or Change in Control.

Equity Ownership Guidelines

Equity awards earned through the Company’s long-term incentive program help NEOs and other executives adhere to the Company’s equity ownership guidelines.  These guidelines require that Senior Vice Presidents and above hold specific values of equity expressed as a multiple of the executive’s base salary.  Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts, and there is a five-year phase-in period after the NEO is elected for satisfying the minimum equity holding requirements.  All current NEOs satisfied the Company’s equity holding requirements, with the exception of Mr. Thene, who joined the Company in calendar year 2013.  The Compensation Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market.

Executive Level	Multiple of Base Salary
Chief Executive Officer	5x
Senior Vice Presidents	3x

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally, but they are not a significant part of the overall compensation program and are largely legacy programs closed to new participants.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) is a tax-qualified plan that generally provides retirement benefits to employees, including NEOs, at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service.  For most employees, including the NEOs, these benefits are based on either:  (a) a fixed monthly rate for each year of service; or (b) the sum of (i) the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and (ii) the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.  This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement.  Earnings generally include all salaries, bonuses and other cash compensation.  The GRP includes Qualified Supplemental Retirement Benefits (“QSERP”) under the GRP provision, which serve to reduce the Company’s obligations under its non-qualified defined benefit plans (described below) by providing the maximum available benefit under the GRP permitted by applicable nondiscrimination rules under the Internal Revenue Code of 1986, as amended.  The GRP and QSERP were closed to new hires and rehires effective January 1, 2012, and therefore do not apply to Messrs. Heasley and Thene, both of whom commenced employment with the Company in calendar year 2013. Mr. Pratt is not a participant under the Plan. At the time of Mr. Wulfsohn’s separation of service, he was not a vested participant in the GRP and, therefore, not eligible for any benefits under the Plan.  Benefits under the QSERP were frozen effective January 1, 2014.

The Company has two restoration plans for those participants whose benefits under the GRP are reduced by limitations under the Internal Revenue Code (the “Code”).  The Earnings Adjustment Plan of Carpenter Technology Corporation (“EAP”) restores any benefits lost under the GRP due to Code limitations on compensation that may be considered in the calculation of benefits under the GRP.  The Benefit Equalization Plan of Carpenter Technology Corporation (“BEP”) restores any benefits lost under the GRP as a result of Code limitations on the maximum annual benefit that may be payable under the GRP.  In general, benefits under these plans are subject to the same administrative rules as the GRP. Messrs. Strobel and Ziolkowski are the only NEOs eligible for benefits under the EAP and the BEP.

Our Officers and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation (“OSRP”) provides supplemental pension benefits to participants, including NEOs, whose benefits will be reduced under the GRP because of income that they elected to defer under the Company’s deferred compensation plan.  This plan aids our ability to retain talent by ensuring that a participant’s post-retirement income reflects all of his or her actual earnings during active employment.  The OSRP restores reductions that occur under the GRP because of income deferrals, without regard to any limitations under the Code.  These benefits are subject to the same administrative rules as the GRP.  Messrs. Strobel and Ziolkowski are the only NEOs eligible for benefits under the OSRP.

Messrs. Strobel and Ziolkowski have been designated by the Board as participants under our Supplemental Retirement Plan for Executives of Carpenter Technology Corporation (“SRP”), which was designed to provide a minimum level of post-retirement income to such persons in recognition of their service and dedication to the Company at the management level.  This supplemental benefit is payable for a fixed term of fifteen years, generally commencing in the seventh month following eligibility for GRP monthly payments.  The Compensation Committee determined in fiscal year 2010 that the Company’s goals underlying the SRP could be better achieved using alternative means.  Accordingly, the Board of Directors decided on June 29, 2010 to use compensation programs, primarily long-term incentives, to attract and retain mid-career managers, rather than rely upon the SRP, as we believe such long-term incentives further support the Company’s goal of tying pay to performance.  The Board therefore, effective June 30, 2010, closed entry into the SRP and enacted a freeze on SRP benefits to be earned by current active participants in the plan.  Under the freeze, future accruals (5% of a participant’s highest annual earnings per year of service for up to ten years of participation) ceased effective December 31, 2012.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment.  The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses, including the ability to buy into the Carpenter-sponsored retiree medical plans.  The monthly credits are determined at retirement by multiplying a participant’s earned percentage by the applicable premiums for the Carpenter-sponsored retiree medical plan in the year of retirement and vary before and after the age at which a participant and/or dependents are eligible for Medicare.  Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage.  The earned percentage is equal to 3% per year of continuous service but not less than 50% nor more than 90%.  The HPA was closed to new hires effective January 1, 2012, and therefore does not apply to Messrs. Heasley and Thene, both of whom commenced employment in calendar year 2013.  Since eligibility under the HPA Plan is tied to GRP participation, Mr. Wulfsohn is not eligible for the HPA benefit.

The Company also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment.  The face amount of the retiree life insurance benefit is equal to $5,000.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Savings Plans and Deferred Compensation Plan

Our Savings Plans are tax-qualified profit sharing plans.  The Company has a savings plan available to employees of the Company and certain affiliates who were hired prior to January 1, 2012, a savings plan available to employees of the Company and certain affiliates who were hired on and after January 1, 2012, a savings plan for employees of Amega West Services LLC, and a savings plan for collectively bargained employees of Latrobe Steel Company (together referred to as the “Savings Plans”). As further described in the “Tax-Qualified Defined Contribution Pension Plans” section on page 62, NEOs participate in one of the first two savings plans listed above.  If the Company’s contribution to a savings plan for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

The Company sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement its tax-qualified Savings Plans.  Executives may annually defer up to 100% of their base pay and entire cash incentive payout.  Each executive, including NEOs, is fully vested in all amounts deferred under this plan, including any Company contributions. These sums are deliverable to the executive later, either on a date selected by the person or upon the occurrence of a specified event.

Health Benefits and Disability Insurance

The Company currently provides its executive officers with the same health and disability insurance plans afforded to all employees of the Company.  In addition, as mentioned in the Minimal Perquisites section below, the Company encourages each executive officer to have a periodic physical examination, reimbursing the executive for certain additional out-of-pocket health costs associated with it that are not covered by the Company’s plans.  This reimbursement is tax deductible to the Company.

Minimal Perquisites

Perquisites are not a significant part of our executive compensation program.  The Company provides a limited number of perquisites and other personal benefits to NEOs, which it believes are reasonable and consistent with market practices.  Carpenter believes each perquisite offered also provides a benefit to the Company as noted: annual tax preparation fees up to $1,500 and annual financial planning and tax planning expenses up to $8,500 to encourage keeping up to date and in compliance with complex regulations; annual medical examination up to $7,500 for NEOs age 60 and above and biennial medical examination up to $7,500 for NEOs under age 60 to encourage proactive health management; and employment relocation expenses to reduce the administrative burden of relocation in order to encourage new executives to focus on their job with us as soon as possible.

Carpenter believes these items are advantageous to the Company and its stockholders, and they keep these executives focused on the legitimate interests of the business.

Severance and Employment Arrangements

On June 29, 2010, the Board of Directors approved an executive severance plan, effective July 1, 2010, to create a standard practice of addressing executive severance in certain circumstances.  The plan provides for the continuation of certain elements of compensation and benefits following a termination without cause or resignation for good reason in the absence of a Change in Control.  The continuation period is 18 months for the CEO and 12 months for an Executive Vice President, Senior Vice President or Vice President.

Upon Mr. Heasley’s separation from the Company effective February 28, 2015, the Company and Mr. Heasley entered into a Release and Termination of Employment Agreement, under which the Company agreed to (1) continue Mr. Heasley’s base salary for 12 months;  (2) provide for 12 months’ continuation of medical and prescription drug benefits; (3) reimburse remaining relocation benefits provided in his employment offer letter dated July 11, 2013;  (4) provide outplacement employment services;  and (5) reimburse tax planning/preparation and physical services expenses incurred during the fiscal year.

Effective September 1, 2010, the Board of Directors approved the Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan (“Change in Control Severance Plan”). The Change in Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with the Company ceases during the two-year period following a Change in Control of the Company due to (i) a termination without “cause” or (ii) a resignation for “good reason”.  In such circumstances, an Associate Vice President or Vice President level employee of the Company would receive: (i) one times his or her annual base salary and (ii) continuation of medical and prescription benefits for 12 months.  A Senior or Executive Vice President would receive: (i) two times his or her annual base salary and (ii) continuation of medical and prescription benefits for 24 months.  The CEO would receive: (i) three times his or her annual base salary and (ii) continuation of medical and prescription benefits for 36 months.  Each terminated covered executive would also receive: (i) one times his or her target annual cash incentive and (ii) outplacement services for 12 months.  The Change in Control Severance Plan eliminates the gross-up on excise taxes for all executives.  All NEOs (with the exception of Mr. Pratt) employed with the Company as of June 30, 2015, are covered under the Change in Control Severance Plan.

These agreements and plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this Proxy Statement.

Tax Deductibility of Compensation

To the extent that the aggregate compensation subject to Section 162(m) of the Internal Revenue Code paid to any NEO (other than our principal financial officer) exceeds $1 million, it is not deductible by the Company for federal income tax purposes unless it is “performance-based” as defined in the Code.  Cash incentives and RSU grants are performance-based only if they are earned based on achieving objective goals under stockholder approved plans.  Cash incentives granted under the EBCP and stock options and performance-based RSUs granted under the Executive Stock Plan are intended to qualify as performance-based compensation under the Code, and each Plan has been approved by the Company’s stockholders.

The tax laws do not require that all incentive compensation be deductible, and other components of compensation may not be deductible under the Code.  The Compensation Committee generally intends to comply with regulations to make as much of compensation deductible as can be achieved under the Code and related regulations.  However, from time to time, should the Compensation Committee determine that to advance the overall interests of the business it is advisable to grant a non-deductible component of pay, it reserves the right to do so.  All incentive pay was deductible for fiscal year 2015.

The Compensation Committee has an Executive Compensation Subcommittee for the purpose of reviewing and approving NEO performance-based equity grants and for facilitating compliance with certain exemptions from the deduction limitations of Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (which meets the NYSE and SEC requirements for compensation committees), has reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with management, legal counsel, its independent compensation consultant and the Committee’s independent governance consultant.  The Committee also considered the results of the 2014 say-on-pay vote and input from stockholder engagement during the last year when reviewing the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2015 Annual Report on Form 10-K.

This report is respectfully submitted by the members of the Compensation Committee.

Kathryn C. Turner, Chair	Jeffrey Wadsworth
Philip M. Anderson	Stephen M. Ward, Jr.

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2015, 2014 and 2013, by Carpenter’s CEOs, CFO and each of the other NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
		($)	($)		($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Pratt, Gregory A.	2015	$174,231	$0		$0	$4,501,674	$0	$0	$11,408	$4,687,313
Interim President
and Chief Executive Officer

Wulfsohn, William A.	2015	$499,465	$0		$2,364,279	$699,834	$0	$0	$22,512	$3,586,090
Former President	2014	$894,764	$0		$2,603,921	$734,260	$612,865	$265,230	$84,911	$5,195,951
and Chief Executive Officer	2013	$845,467	$0		$2,091,671	$601,481	$634,738	$154,777	$112,711	$4,440,845

Thene, Tony R.	2015	$462,614	$0		$3,591,147	$174,971	$74,018	$0	$54,954	$4,357,704
Senior Vice President	2014	$449,515	$0		$651,032	$352,322	$246,360	$0	$69,648	$1,768,877
and Chief Financial Officer	2013	$276,862	$100,000	(5)	$350,035	$0	$96,463	$0	$14,677	$838,037

Strobel, David L.	2015	$390,024	$0		$637,790	$99,988	$62,404	$846,543	$25,736	$2,062,485
Senior Vice President and	2014	$381,878	$0		$372,037	$404,911	$209,367	$719,372	$32,683	$2,120,248
Chief Technology Officer	2013	$360,743	$0		$508,084	$102,945	$215,915	$842,102	$21,662	$2,051,451

Ziolkowski, Andrew T.	2015	$388,136	$0		$337,773	$99,988	$62,102	$696,750	$16,937	$1,601,686
Senior Vice President -	2014	$380,644	$0		$372,037	$404,911	$208,768	$613,192	$26,156	$2,005,708
Commercial SAO	2013	$335,147	$0		$421,216	$70,781	$200,599	$211,300	$43,114	$1,282,157

Heasley, Gary E.	2015	$273,189	$0		$337,773	$99,988	$43,710	$0	$220,662	$975,322
Former Senior Vice President -	2014	$350,077	$0		$372,037	$204,913	$184,334	$0	$56,339	$1,167,700
PEP

(1)         The grant date fair value of stock awards granted to our NEOs in fiscal year 2015 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

The values shown include time-based restricted stock unit awards and both one- and three-year performance share award opportunities.  For the performance share awards, the values in column (e) represent the probable award value on the grant date, which has been determined to be achievement of the relevant performance goals at target.  The maximum values of the performance share awards (200% of target) on the grant date were:

	Fiscal Year 2015
Name	1 Year Maximum	3 Year Maximum
William A. Wulfsohn	$1,960,004	$2,768,554
Tony R. Thene	$490,082	$692,138
Gary E. Heasley	$280,001	$395,546
David L. Strobel	$280,001	$395,546
Andrew T. Ziolkowski	$280,001	$395,546

Mr. Pratt was not eligible for the performance share award opportunities described in this section.

Messrs. Wulfsohn and Heasley forfeited their respective share awards upon separation from employment.

The amount shown for Mr. Thene includes the grant date fair value of a one-time special RSU award granted April 28, 2015, which was subsequently cancelled effective July 1, 2015.

Actual attainment for one-year performance share awards for all NEOs was 0% in fiscal year 2015.

(2)  The grant date fair value of option awards granted to our NEOs in fiscal year 2015 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

(3)         Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2015, 2014 and 2013.  The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 9 to the financial statements contained in Carpenter’s 2015 Annual Report on Form 10-K.  Amounts paid under the plans use assumptions contained in the plans and may be different than those used for financial reporting purposes.

(4)         The amounts shown in this column for fiscal years 2015, 2014 and 2013 are broken down in detail in the “All
Other Compensation Table” below.

(5)         Value represents a sign-on bonus received as part of Mr. Thene’s employment offer.

All Other Compensation Table

(Detail of Summary Compensation Table Column (i))

				Perquisites			Company	Dividend
				and Other			Contributions	Equivalents
		Severance /		Personal		Insurance	to Retirement and	on Restricted
		Separation		Benefits		Premiums	401(k) Plans	Stock Units	Total
Name	Year	Benefits		($)		($)	($)	($)	($)
Pratt, Gregory A.	2015	$0		$9,870		$0	$0	$1,538	$11,408
Interim President
and Chief Executive Officer

Wulfsohn, William A.	2015	$0		$4,843		$1,037	$14,663	$1,969	$22,512
Former President	2014	$0		$16,360		$2,027	$26,681	$39,843	$84,911
and Chief Executive Officer	2013	$0		$5,041		$1,836	$29,258	$76,576	$112,711

Thene, Tony R.	2015	$0		$10,000	(1)	$1,562	$25,798	$17,594	$54,954
Senior Vice President and	2014	$0		$35,676		$1,351	$27,805	$4,816	$69,648
Chief Financial Officer	2013	$0		$0		$510	$11,759	$2,408	$14,677

Strobel, David L.	2015	$0		$10,000	(1)	$1,300	$11,701	$2,735	$25,736
Senior Vice President and	2014	$0		$15,183		$1,286	$11,395	$4,819	$32,683
Chief Technology Officer	2013	$0		$4,711		$1,062	$10,772	$5,117	$21,662

Ziolkowski, Andrew T.	2015	$0		$1,200		$1,194	$11,644	$2,899	$16,937
Senior Vice President -	2014	$0		$6,745		$1,281	$11,363	$6,767	$26,156
Commercial SAO	2013	$0		$27,696		$932	$10,008	$4,478	$43,114

Heasley, Gary E.	2015	$108,865	(2)	$93,445	(3)	$1,278	$17,074	$0	$220,662
Former Senior Vice President -	2014	$0		$34,912		$1,148	$20,279	$0	$56,339
PEP

(1)   This amount represents $10,000 for financial planning/tax services.

(2)   This amount represents severance payments made to Mr. Heasley pursuant to his Release and Termination of Employment Agreement more fully described in the Severance and Employment Arrangements section of the CD&A.

(3)   This amount includes $75,320 for relocation expenses, $11,985 for relocation related gross-ups, $2,500 for financial planning/tax services and $3,640 for an executive physical per Company policy.

The following table sets forth information about fiscal year 2015 Plan-based awards to NEOs under the Company’s equity or non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described under the CD&A section of this Proxy Statement.

Fiscal Year 2015 Grants of Plan-Based Awards Table

												All Other
										All Other		Option
						Estimated Future Payouts				Stock Awards:		Awards:			Grant Date
			Estimated Future Payouts Under			Under				Number of		Number of		Exercise or	Fair
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards				Shares of		Securities		Base Price	Value of Stock
	Grant	Approval								Stock or		Underlying		of Option	and Option
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum		Units		Options		Awards	Awards (2)
			($)	($)	($)	(#)	(#)	(#)		(#)		(#)		($ / Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)		(k)	(l)
Pratt, Gregory A.	02/05/15	01/25/15	$0	$0	$0	0	0	0		0		201,659	(7)	$40.42	$2,250,947
Interim President	02/05/15	01/25/15										265,526	(8)	$50.53	$2,250,727
and Chief Executive Officer

Wulfsohn, William A.	08/01/14	08/01/14	$463,500	$927,000	$1,854,000	9,083	18,165	36,330	(3)						$980,002
Former President	08/01/14	08/01/14				10,380	20,760	41,520	(4)						$1,384,277
and Chief Executive Officer	08/01/14	08/01/14										42,093	(9)	$53.95	$699,834

Thene, Tony R.	08/01/14	08/01/14	$187,824	$375,648	$751,296	2,271	4,542	9,084	(3)						$245,041
Senior Vice President and	08/01/14	08/01/14				2,595	5,190	10,380	(4)						$346,069
Chief Financial Officer	08/01/14	08/01/14										10,524	(9)	$53.95	$174,971
	04/28/15	04/28/15								70,990	(5)				$3,000,037

Strobel, David L.	08/01/14	08/01/14	$157,777	$315,554	$631,108	1,298	2,595	5,190	(3)						$140,000
Senior Vice President and	08/01/14	08/01/14				1,483	2,966	5,932	(4)						$197,773
Chief Technology Officer	08/01/14	08/01/14										6,014	(9)	$53.95	$99,988
	06/22/15	06/22/15								7,101	(6)				$300,017

Ziolkowski, Andrew T.	08/01/14	08/01/14	$157,013	$314,026	$628,052	1,298	2,595	5,190	(3)						$140,000
Senior Vice President -	08/01/14	08/01/14				1,483	2,966	5,932	(4)						$197,773
Commercial SAO	08/01/14	08/01/14										6,014	(9)	$53.95	$99,988

Heasley, Gary E.	08/01/14	08/01/14	$150,960	$301,920	$603,840	1,298	2,595	5,190	(3)						$140,000
Former Senior Vice President -	08/01/14	08/01/14				1,483	2,966	5,932	(4)						$197,773
PEP	08/01/14	08/01/14										6,014	(9)	$53.95	$99,988

(1)                                 Represents target bonus opportunity established by the Board under the EBCP for a one-year performance period beginning July 1, 2014 and ending June 30, 2015.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.  For details of actual attainment, please reference the Executive Compensation section of this Proxy Statement.

(2)                                 The grant date fair value of stock awards granted to our NEOs in fiscal year 2015 was computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

(3)                                 Represents target equity opportunity established by the Board for a one-year performance period beginning July 1, 2014 and ending June 30, 2015.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.  For details of actual attainment, please reference the Executive Compensation section of this Proxy Statement.

(4)                                 Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2014 and ending June 30, 2017.  The threshold is equal to 50% of target and the maximum is equal to 200% of target.

(5)                                 Represents a one-time special restricted stock unit award under the Executive Stock Plan during fiscal year 2015, as more fully described in the Special Inducement, Recognition or Retention Awards section of the CD&A.  The award would have vested in one-third increments on the 1st, 2nd and 3rd anniversaries of the grant date.  This RSU award was subsequently cancelled effective July 1, 2015.

(6)                                 Represents a one-time special restricted stock unit award under the Executive Stock Plan during fiscal year 2015, as more fully described in the Special Inducement, Recognition or Retention Awards section of the CD&A.  These units will vest in full one year from the grant date provided that the NEO remains in service on that date, subject to acceleration upon death, Disability or Change in Control.

(7)                                 Represents stock options granted under the Executive Stock Plan during fiscal year 2015, attributable to Mr. Pratt’s role as interim President and Chief Executive Officer.  One-fourth of the option award became exercisable upon grant, and the remaining options become exercisable in one-ninth increments on the 1st day of each month over a 9-month period, providing that Mr. Pratt still serves as the interim President and CEO or remains an employee of the Company to assist in the transition of a new CEO, on each such vest date.

(8)                                 Represents premium priced stock options granted under the Executive Stock Plan during fiscal year 2015, attributable to Mr. Pratt’s role as interim President and Chief Executive Officer.  One-fourth of the option award became exercisable upon grant, and the remaining options become exercisable in one-ninth increments on the 1st day of each month over a 9-month period, providing that Mr. Pratt still serves as the interim President and CEO or remains an employee of the Company to assist in the transition of a new CEO, on each such vest date.

(9)                                 Represents stock options granted under the Executive Stock Plan during fiscal year 2015.  The options have a ten-year term, become exercisable ratably over a three-year period following the grant date and will expire 90 days following termination of employment, except in the case of death, Disability or Retirement.  In the event of death or Disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or his or her estate for the remainder of the original term.  In the event of Retirement, all unexercisable options granted more than 12 months before such retirement date shall become vested prorata based on the number of days in service during the restriction period, and exercisable by the participant or his or her estate for the remainder of the original term unless the Compensation Committee decides otherwise.  Upon a Change in Control, all outstanding options become fully vested and immediately exercisable.

The following table sets forth information about outstanding equity awards held by the NEOs at the end of fiscal year 2015.

Outstanding Equity Awards At End of Fiscal Year 2015 Table

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option		Number of Shares or Units of Stock That	Market Value of Shares or Units of Stock That	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
Name	Exercisable	Unexercisable		Unearned Options (#)	Exercise Price ($)	Option Expiration Date	Have Not Vested (1) (#)	Have Not Vested (2) ($)	Have Not Vested(3) (#)	Have Not Vested(2) ($)
Pratt, Gregory A.	63,966	0	(4)	0	$22.26	10/29/19	0	$0	0	$0
Interim President	33,860	0	(5)	0	$24.49	10/29/19
and Chief Executive Officer	117,635	84,024	(6)	0	$40.42	02/05/25
	154,891	110,635	(7)	0	$50.53	02/05/25

Wulfsohn, William A.	0	0		0			0	$0	0	$0
Former President
and Chief Executive Officer

Thene, Tony R.	2,827	5,652	(8)	0	$52.41	07/30/23	77,679	$3,004,624	5,267	$203,708
Senior Vice President	0	8,463	(9)	0	$59.15	03/01/21
and Chief Financial Officer	0	10,524	(10)	0	$53.95	08/01/24

Strobel, David L.	3,575	0	(11)	0	$43.65	06/30/18	9,964	$385,408	3,010	$116,407
Senior Vice President and	2,956	0	(12)	0	$34.95	07/30/20
Chief Technology Officer	3,139	0	(13)	0	$32.91	09/07/20
	1,344	0	(14)	0	$51.26	05/01/21
	4,491	0	(15)	0	$56.52	07/28/21
	3,425	1,712	(16)	0	$47.86	07/31/22
	1,615	3,230	(8)	0	$52.41	07/30/23
	0	15,046	(9)	0	$59.15	03/01/21
	0	6,014	(10)	0	$53.95	08/01/24

Ziolkowski, Andrew T.	4,056	0	(12)	0	$34.95	07/30/20	0	$0	3,010	$116,407
Senior Vice President -	3,088	0	(15)	0	$56.52	07/28/21
Commercial SAO	2,355	1,177	(16)	0	$47.86	07/31/22
	1,615	3,230	(8)	0	$52.41	07/30/23
	0	15,046	(9)	0	$59.15	03/01/21
	0	6,014	(10)	0	$53.95	08/01/24

Heasley, Gary E.	0	0		0			0	$0	0	$0
Former Senior Vice President -
PEP

(1)                                 The table in this footnote provides specific information about the respective grant and vesting dates for outstanding shares reflected in the above table:

Named Executive	# of Shares Granted	Grant Date	Vest Date
Thene, Tony R.	6,689	01/31/13	01/31/16 – 100%
	70,990(a)	04/28/15	04/28/16 – 34%
			04/28/17 – 33%
			04/28/18 – 33%

Strobel, David L.	2,863	07/30/13	07/30/15 – 100%
	7,101	06/22/15	06/22/16 – 100%

(a)  This award was subsequently cancelled effective July 1, 2015.

(2)                                 Market value is based on the June 30, 2015 closing price of the Company’s common stock ($38.68).

(3)                                 Represents the threshold opportunities established by the Board for three-year performance awards granted during fiscal years 2014 and 2015, respectively, based on projected attainment percentages on the last day of fiscal year 2015.  Actual number of shares earned, if any, will be determined at the end of the respective performance period.  The threshold is 50% of target and the maximum is 200% of target.

The table in this footnote provides details for the performance-based stock awards reflected in the above table:

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date
Thene, Tony R.	2014	2,595	06/30/16 – 100%
	2015	2,672	06/30/17 – 100%

Strobel, David L.	2014	1,527	06/30/16 – 100%
	2015	1,483	06/30/17 – 100%

Ziolkowski, Andrew T.	2014	1,527	06/30/16 – 100%
	2015	1,483	06/30/17 – 100%

All performance opportunities for Messrs. Wulfsohn and Heasley were forfeited upon their respective separation from service.

Mr. Pratt is not a participant in the Company’s annual LTI program.

(4)                                 Stock options granted on October 29, 2009; 100% vested on January 1, 2011.

(5)                                 Premium-priced stock options granted on October 29, 2009; 100% vested on January 1, 2011.

(6)                                 Stock options granted on February 5, 2015; one-fourth vested upon grant and one-ninth of the remaining award will vest on the 1st day of each month over a 9-month period, subject to continued service as interim President and CEO or during a transition period of a newly appointed CEO.

(7)                                 Premium-priced stock options granted on February 5, 2015; one-fourth vested upon grant and one-ninth of the remaining award will vest on the 1st day of each month over a 9-month period, subject to continued service as interim President and CEO or during a transition period of a newly appointed CEO.

(8)                                 Stock options granted on July 30, 2013; one-third vested on July 30, 2014; and one-third will vest on each of July 30, 2015 and 2016.

(9)                                 Stock options granted on March 1, 2014; 100% will vest on March 1, 2017.

(10)                          Stock options granted on August 1, 2014; one-third will vest on each of August 1, 2015, 2016, and 2017.

(11)                          Stock options granted on June 30, 2008; one-third vested on each of June 30, 2009, 2010, and 2011.

(12)                          Stock options granted on July 30, 2010; one-third vested on each of July 30, 2011, 2012, and 2013.

(13)                          Stock options granted on September 7, 2010; one-third vested on each of September 7, 2011, 2012, and 2013.

(14)                          Stock options granted on May 1, 2011; one-third vested on each of May 1, 2012, 2013, and 2014.

(15)                          Stock options granted on July 28, 2011; one-third vested on each of July 28, 2012, 2013, and 2014.

(16)                          Stock options granted on July 31, 2012; one-third vested on each of July 31, 2013, and 2014; and one-third will vest on July 31, 2015.

The following table sets forth information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2015.

Fiscal Year 2015 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Pratt, Gregory A.	22,922	$717,759	0	$0
Interim President
and Chief Executive Officer

Wulfsohn, William A.	43,242	$134,050	33,298	$2,127,076
Former President	100	$319
and Chief Executive Officer

Thene, Tony R. *	0	$0	0	$0
Senior Vice President
and Chief Financial Officer

Strobel, David L.	0	$0	936	$36,204
Senior Vice President and
Chief Technology Officer

Ziolkowski, Andrew T.	0	$0	644	$24,910
Senior Vice President -			2,270	$87,804
Commercial SAO			1,113	$43,051

Heasley, Gary E. *	0	$0	0	$0
Former Senior Vice President -
PEP

*  Eligible for LTI program participation effective fiscal year 2014.

Pension Benefits Generally

The Company maintains several pension and related benefit plans in which the NEOs and other executives are eligible to participate.  These plans are described in the subsections that follow this subsection.

The following table sets forth information about the value of accumulated benefits and number of years of credited service under each of the Company’s defined benefit pension plans and supplemental executive retirement plans available to NEOs at the end of fiscal year 2015, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria under such plans.

Pension Benefits Table

			Present Value
		Number of Years	of Accumulated	Payments During
		Credited Service	Benefit (1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Pratt, Gregory A.	General Retirement Plan (GRP) (2)	0.00	$0	$0
Interim President and	Earnings Adjustment Plan (EAP) (3)	0.00	$0	$0
Chief Executive Officer	Benefit Equalization Plan (BEP) (4)	0.00	$0	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	0.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	0.00	$0	$0

Wulfsohn, William A.	General Retirement Plan (GRP) (2)	4.00	$0	$0
Former President and	Earnings Adjustment Plan (EAP)(3)	4.00	$0	$0
Chief Executive Officer	Benefit Equalization Plan (BEP) (4)	4.00	$0	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	4.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	4.00	$0	$0

Thene, Tony R.	General Retirement Plan (GRP) (2)	0.00	$0	$0
Senior Vice President	Earnings Adjustment Plan (EAP)(3)	0.00	$0	$0
and Chief Financial Officer	Benefit Equalization Plan (BEP) (4)	0.00	$0	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	0.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	0.00	$0	$0

Strobel, David L.	General Retirement Plan (GRP) (2)	32.00	$1,826,909	$0
Senior Vice President and	Earnings Adjustment Plan (EAP)(3)	32.00	$2,188,824	$0
Chief Technology Officer	Benefit Equalization Plan (BEP) (4)	32.00	$93,747	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	32.00	$56,591	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	32.00	$702,859	$0

Ziolkowski, Andrew T.	General Retirement Plan (GRP) (2)	25.58	$1,514,603	$0
Senior Vice President -	Earnings Adjustment Plan (EAP)(3)	25.58	$1,262,783	$0
Commercial SAO	Benefit Equalization Plan (BEP) (4)	25.58	$0	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	25.58	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	25.58	$693,800	$0

Heasley, Gary E.	General Retirement Plan (GRP) (2)	0.00	$0	$0
Former Senior Vice	Earnings Adjustment Plan (EAP)(3)	0.00	$0	$0
President - PEP	Benefit Equalization Plan (BEP) (4)	0.00	$0	$0
	Officer and Key Employee Supplemental Retirement Plan (OSRP) (5)	0.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) (6)	0.00	$0	$0

(1)                                 The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 9 to the financial statements contained in Carpenter’s 2015 Annual Report on Form 10-K and further assuming that each NEO retires on his earliest possible retirement date.  The projected age of each NEO’s earliest retirement date is as follows:   Mr. Strobel – 52 and Mr. Ziolkowski – 55.  Assumptions regarding the value of survivor benefits are that 85% of executives are married and wives are two years younger than husbands.  Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum and only when the executive is eligible for a monthly GRP annuity in the month following separation.  None of the NEOs, with the exception of Mr. Strobel, are currently eligible for a lump sum payment under the GRP, without special circumstances.

Messrs. Pratt, Thene and Heasley are not participants in the Company’s defined benefit pension plan or supplemental executive retirement plans identified in this table.  Mr. Wulfsohn’s benefits were not vested at the time of his separation of service and were forfeited.

(2)                                 The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees.  It is described in greater detail elsewhere in the following subsection.  The GRP was closed to new hires and rehires effective January 1, 2012.

(3)                                 The EAP restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax qualified plan.

(4)                                 The BEP restores benefits that would otherwise be payable under the GRP except for the limitation by the Internal Revenue Code of 1986, as amended, upon the annual benefit that may be paid under qualified plans.

(5)                                 The OSRP provides for certain benefits which Participants would have been entitled to receive under the GRP but which may not be paid under the GRP as a result of the application of section 415 of the Code.

(6)                                 Carpenter’s SRP provides a benefit in excess of benefits payable under the GRP, Carpenter’s other non-qualified pension plans and Social Security. The benefit under the SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus ¼% for each year of service over 30.

The Board froze entry of new participants into the SRP effective June 30, 2010, and enacted a freeze on SRP benefits to be earned by current active participants.  Please refer to the “Retirement and Post-Employment Benefits” section of the CD&A.

Benefits under the applicable plan or plans are generally paid in the form of an annuity.

Tax-Qualified Defined Benefit Pension Plan

Participation

During fiscal year 2015, all of the NEOs with the exception of Messrs. Pratt, Thene and Heasley, were eligible to participate in the tax-qualified GRP.  The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Thene and Heasley, both of whom commenced employment with the Company after January 1, 2012.  Mr. Pratt is not a participant under the Plan.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that takes into account a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occur during the last 240 full calendar months of employment.  Average compensation includes cash bonuses, but excludes income attributable to equity-based compensation.  These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and relating to the maximum annual benefit that may be paid to any participant by such a plan.

GRP Payment to Executive

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and whether or not the immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity.  An unreduced immediate annuity is referred to as a “full pension”.

Full Pension:  A participant is entitled to a full pension if (i) he or she separates from employment at or after age 65 having provided at least five years of service; (ii) he or she retires at any age with at least 30 years of service; or (iii) he or she retires at age 62 with at least 10 years of service.  A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or generally by reason of a permanent shutdown of a plant, department or subdivision or by reason of a layoff and where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =
Under 55	At least 20 years	65 but not 80
Under 55	At least 15 years	At least 80
55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount):  Early retirement is available at age 55 after at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid prior to the participant reaching age 65).

Deferred Vested Pension:  A participant with a vested pension who separates from service without being eligible for an immediate annuity does not attain any of the foregoing and is entitled to receive a deferred vested pension that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service).  A participant with a deferred vested pension who terminates employment prior to age 55 after at least 10 years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65.  A participant with a deferred vested pension who terminates employment prior to age 55 with less than 10 years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the employee, or the joint lives of the employee and beneficiary.  Additionally, a participant who is eligible to commence an annuity in the month following his or her separation may also elect an immediate or delayed lump sum payment.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2015, Messrs. Strobel and Ziolkowski participated in the SRP and up to three other non-qualified retirement plans that restore various payments that are restricted under the GRP.  Mr. Wulfsohn participated in the three other non-qualified retirement plans that restore various payments that are restricted under the GRP and is not eligible to participate in the SRP.  Messrs. Thene and Heasley are not participants in the SRP or the three other non-qualified retirement plans.

SRP Calculation

The SRP pays a retirement benefit that normally supplements payments from the GRP, Social Security and all non-qualified defined benefit plans of the Company.  The retirement benefit under the SRP is calculated similarly to the retirement benefit under the GRP, with three exceptions: (i) “compensation” for purposes of the SRP includes certain items of remuneration that are not included in “compensation” for purposes of the GRP; (ii) the SRP does not incorporate limitations on the amount of compensation taken into account under the GRP; and (iii) the SRP benefit is limited so that the sum of the participant’s GRP benefit, Primary Social Security Benefit Amount, and non-contributory benefits from all non-qualified deferred compensation plans sponsored by the Company, plus any SRP benefit amount, cannot exceed 60% of a participant’s average compensation plus ¼% for each year of service over 30 years.  The SRP was closed to newly hired or rehired employees on and after July 1, 2010.

Other Non-Qualified Plan Calculations

In addition to the SRP, the Company has three non-qualified plans that restore benefits that (i) would have been payable under the GRP but for Internal Revenue Service (“IRS”) limits on the amount of compensation payable under a tax-qualified plan; or (ii) are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).  The EAP restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($265,000 in 2015 and $260,000 in 2014).  The BEP restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax-qualified plan ($210,000 in both 2015 and 2014).  The Officer and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation (the “OSRP”) restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Non-Qualified Payments to Executive

All non-qualified payments to an executive or any beneficiary of an executive are conditioned upon the participant’s separation of employment or (in some instances) on the occurrence of a Change in Control.  The following paragraphs describe the eligibility and commencement timing for benefits under the SRP:

Full Pension:  A participant is entitled to a full pension if (i) he or she separates from employment at or after age 62 after at least five years of service; or (ii) he or she retires at any age after at least 30 years of service.  Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount):   A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements:  (i) attainment of age 55, having provided at least 10 years but fewer than 30 years of service; or (ii) attainment of age 60 having provided fewer than 10 years of service.  The benefit that is payable is the benefit amount otherwise payable at age 62 discounted to account for the time during which benefits are paid prior to the participant reaching age 62.  A disabled participant may commence receipt of early pension payments pursuant to the SRP at any age.

Deferred Vested Pension:  A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred vested pension, payable beginning in the first month following the participant’s attainment of age 55 if the participant provided at least 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 62) or age 60 if the participant provided fewer than 10 years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid prior to the participant reaching age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for Specified Employees, as defined under Internal Revenue Code Section 409A, are subject to a six-month delay from date of separation from service.

Form of Non-Qualified Pension Payments

Except when benefits become payable because of a Change in Control, the SRP pays a 15-year certain benefit to the executive or applicable beneficiary.  Benefits under the other non-qualified defined benefit plans are generally paid in the form of an annuity.  Participants may not elect a lump sum payment under any of the non-qualified defined benefit plans, although benefits are paid as a lump sum under the non-qualified plans if they become payable because of a Change in Control.

Eligibility of Named Executive Officers at June 30, 2015

Mr. Strobel is eligible for a Full Pension under each of the GRP, SRP and other non-qualified plans.  No other NEO is yet eligible for a Full or Early Pension under the GRP, SRP or other non-qualified plans without special circumstances.

Non-Qualified Defined Contribution Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 100% of base salary, plus all or a portion of bonuses earned under the EBCP.  Under the NQDCP, the account established for a participant was credited for fiscal year 2015 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the limitations set by the IRS on compensation that may be taken into account under the Savings Plans ($265,000 in 2015 and $260,000 in 2014) and such amounts vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plans, except that the NQDCP does not include the Standish Mellon Stable Value Fund or Carpenter stock investment options.  While the NQDCP is intended to be an unfunded plan, benefits under the NQDCP may be payable from a trust established by the Company to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events, and a participant may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2015 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Pratt, Gregory A.*	$0	$0	$0	$0	$0
Interim President
and Chief Executive Officer

Wulfsohn, William A.	$0	$13,294	$2,736	($91,035)	$0
Former President
and Chief Executive Officer

Thene, Tony R.	$23,131	$5,808	$812	$0	$41,479
Senior Vice President
and Chief Financial Officer

Strobel, David L.	$0	$3,728	$3,107	$0	$206,049
Senior Vice President and
Chief Technology Officer

Ziolkowski, Andrew T.	$0	$3,673	$379	$0	$12,606
Senior Vice President -
Commercial SAO

Heasley, Gary E.	$35,177	$3,326	$4,823	$0	$101,787
Former Senior Vice President -
PEP

(1)                                 Reflects the fiscal year 2015 Company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table.

*Mr. Pratt is not a participant in the NQDCP.

Tax-Qualified Defined Contribution Pension Plans

Messrs. Wulfsohn, Strobel and Ziolkowski are participants under the Company’s tax-qualified 401(k) plan that was closed to new hires and rehires of the Company and certain affiliates effective January 1, 2012 (the “Pre-2012 Savings Plan”).  Under this plan, the account of every eligible participant is credited annually with an employer contribution of 3% of base salary (subject to IRS limits on the maximum compensation that may be taken into account for this purpose).  The Pre-2012 Savings Plan does not provide for employer matching contributions.  In addition, an eligible participant may contribute to his or her plan account up to an additional 100% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).  Participant contributions during a calendar year may not exceed an annual limit of $18,000 in 2015 and $17,500 for 2014, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $24,000 for 2015 and $23,000 for 2014.  The Pre-2012 Savings Plan allowed for immediate participation by all eligible employees hired prior to January 1, 2012 and immediate vesting of all contributions.

Messrs. Thene and Heasley are participants under Carpenter’s tax-qualified 401(k) plan that is available to new hires and rehires of the Company and certain affiliates on or after January 1, 2012 (the “2012 Savings Plan”) due to their hire dates in calendar year 2013.  The 2012 Savings Plan credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose).   In addition, an eligible participant may contribute to his or her plan account up to an additional 100% of base salary (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).  Participant contributions during a calendar year may not exceed an annual limit of $18,000 for calendar year 2015 and $17,500 for calendar year 2014, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $24,000 for 2015 and $23,000 for 2014.  The 2012 Savings Plan allows for immediate participation by all eligible employees hired on or after January 1, 2012 and immediate vesting of all contributions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table presented in this section illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year.

The table reflects that the Company’s Stock-Based Incentive Compensation Plan provides, upon a Change in Control, for the waiver of performance and vesting conditions otherwise applicable to outstanding equity awards.  For this purpose, “Change in Control” includes (i) acquisition by a person or group, during any time period, of more than 50% of the Company’s outstanding common stock; (ii) acquisition by a person or group, during any 12 month period, of stock representing more than 35% of the combined voting power of the Company’s then outstanding securities; (iii) change in the composition of the majority of the Board without the approval of the incumbent directors; or (iv) sale of 50% or more of the Company’s assets.

The table reflects that the Company has an Amended and Restated Change in Control Severance Plan under which Messrs. Thene, Strobel and Ziolkowski are covered.  For purposes of the Change in Control Severance Plan, “Change in Control” includes (i) acquisition by a person or group of more than 50% of the Company’s outstanding common stock or more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) change in the composition of the majority of the Board without the approval of the incumbent directors; (iii) certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or (iv) stockholder approval of a liquidation or dissolution of the Company.

Following a Change in Control under the Change in Control Severance Plan, if the executive’s employment is terminated without cause or he or she resigns with good reason, in addition to any other rights or benefits to which he or she is entitled in the ordinary course, he or she will receive (i) a lump sum severance payment equal to two times the sum of his or her base salary, one time his or her target annual bonus, plus six months of medical and prescription coverage; (ii) eighteen months of continued health and welfare benefits under COBRA; (iii) up to twelve months of executive outplacement services; and (iv) reimbursement of any reasonable legal fees incurred to enforce the Change in Control Severance Plan.  The foregoing notwithstanding, benefits payable under the Change in Control Severance Plan will be reduced to the extent necessary to ensure that those benefits when added to any other payments, rights or benefits due to the executive in connection with the Change in Control, do not implicate the deductibility limitations of Section 280G of the Internal Revenue Code.

The table also reflects that the Company has an Executive Severance Plan under which Messrs. Thene, Strobel and Ziolkowski are covered.  In the event that an executive’s employment is terminated without cause or he or she resigns with good reason in the absence of a Change in Control, he or she will receive (i) twelve months of base salary continuation; (ii) an annual cash bonus for the year of termination equal to actual salary paid multiplied by target multiplied by the actual attainment percentage; (iii) twelve months of continued health and welfare benefits under COBRA; and (iv) up to twelve months of executive outplacement services.

Messrs. Wulfsohn and Heasley were ineligible for benefits under the Change in Control Severance Plan and the Executive Severance Plan since they were no longer employees of the Company at June 30, 2015.  Mr. Pratt is not eligible for benefits under the Plans.

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control).  The table in all cases assumes the termination event occurred on June 30, 2015 and values equity awards based on the per share closing price of the Company’s common stock on that date ($38.68).  This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Fiscal Year 2015 Potential Payments Upon Termination or Change in Control Table

		Before Change in	Before Change in	Before Change in	After Change in
		Control	Control	Control	Control (2)
				Other Termination or	Other Termination or
		Retirement	Death or	Resignation for Good	Resignation for Good
Named Executive	Benefit	Resignation (1)	Disability	Reason	Reason
Pratt, Gregory A.		$0	$0	$0	$0
Interim President and
Chief Executive Officer		$0	$0	$0	$0

Wulfsohn, William A.*		$0	$0	$0	$0
Former President and
Chief Executive Officer		$0	$0	$0	$0

Thene, Tony R.**	Restricted Stock Unit Award (01/31/13)	$0	$258,731	$0	$258,731
Senior Vice President	Restricted Stock Unit Award (04/28/15)	$0	$2,745,893	$2,745,893	$2,745,893
and Chief Financial Officer	Performance Share Opportunity (07/30/13) (3)	$0	$68,889	$0	$206,667
	Performance Share Opportunity (08/01/14) (4)	$0	$33,458	$0	$200,749
	Severance - Executive Severance Plan (6)	$0	$0	$507,260	$0
	Severance - Change in Control Plan (7)	$0	$0	$0	$1,370,792

Strobel, David L.	Restricted Stock Unit Award (07/30/13)	$106,127	$110,741	$106,127	$110,741
Senior Vice President and	Restricted Stock Unit Award (06/22/15)	$0	$274,667	$0	$274,667
Chief Technology Officer	Performance Share Opportunity (07/31/12) (5)	$0	$0	$0	$129,346
	Performance Share Opportunity (07/30/13) (3)	$39,363	$39,363	$39,363	$118,090
	Performance Share Opportunity (08/01/14) (4)	$19,121	$19,121	$19,121	$114,725
	Severance - Executive Severance Plan (6)	$0	$0	$432,143	$0
	Severance - Change in Control Plan (7)	$0	$0	$0	$1,160,575

Ziolkowski, Andrew T.	Performance Share Opportunity (07/31/12) (5)	$0	$0	$0	$88,925
Senior Vice President -	Performance Share Opportunity (07/30/13) (3)	$39,363	$39,363	$39,363	$118,090
Commercial SAO	Performance Share Opportunity (08/01/14) (4)	$19,121	$19,121	$19,121	$114,725
	Severance - Executive Severance Plan (6)	$0	$0	$430,233	$0
	Severance - Change in Control Plan (7)	$0	$0	$0	$1,154,492

Heasley, Gary E.*		$0	$0	$0	$0
Former Senior Vice President -
PEP		$0	$0	$0	$0

*Messrs. Wulfsohn and Heasley were no longer employed by the Company on June 30, 2015 and, therefore, were ineligible for payments or benefits as a result of termination or Change in Control on June 30, 2015.

**In accordance with SEC rules, the table above shows the payments and benefits that Mr. Thene would be entitled to receive as a result of his termination or Change in Control on the last day of the Company’s fiscal year 2015.  As described in more detail under the heading “Special Inducement, Recognition or Retention Awards” above, the restricted stock unit award granted to Mr. Thene on April 28, 2015, shown above with a value of $2,745,893 as of June 30, 2015, was cancelled effective July 1, 2015, in connection with Mr. Thene’s promotion to President and CEO.

(1)                                 Mr. Ziolkowski’s ability to currently retire from employment is limited to special circumstances.  In the absence of special circumstances, none of these distributions or accelerated vestings will occur.

(2)                                 Values above the dotted line are attained at the time of a Change in Control with or without termination of employment.  Values below the dotted line require a Change in Control and a subsequent severance event.

(3)                                 Values represent (i) two-thirds of the threshold performance opportunity in the case of death or Disability; and (ii) one hundred percent of the target performance opportunity in the case of a Change in Control.

(4)                                 Values represent (i) one-third of the threshold performance opportunity in the case of death or Disability; and (ii) one hundred percent of the target performance opportunity in the case of Change in Control.

(5)                                 Values represent one hundred percent of the target performance opportunity in the case of Change in Control.

(6)                                 On June 29, 2010, the Board of Directors approved an Executive Severance Plan, effective July 1, 2010, to create a standard practice of addressing executive severance in certain circumstances.  Messrs. Thene, Strobel and Ziolkowski are subject to the provisions of this plan.  Details of the Executive Severance Plan are summarized above.  The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total
Tony R. Thene	$469,560	$17,700	$20,000	$507,260
David L. Strobel	$394,443	$17,700	$20,000	$432,143
Andrew T. Ziolkowski	$392,533	$17,700	$20,000	$430,233

(7)                                 Effective September 1, 2010, the Board of Directors approved an Amended and Restated Change in Control Severance Plan.  Messrs. Thene, Strobel and Ziolkowski are subject to the Change in Control Severance Plan, the details of which are summarized in this section.  The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
Tony R. Thene	$1,314,768	$36,024	$20,000	$1,370,792
David L. Strobel	$1,104,440	$36,135	$20,000	$1,160,575
Andrew T. Ziolkowski	$1,099,092	$35,400	$20,000	$1,154,492

Mr. Thene is the only NEO subject to cut back provisions with an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change in Control Severance Plan or otherwise, that exceeds the threshold amount that would subject him to the excise tax under IRC Section 4999.  Pursuant to the terms of the Change in Control Severance Plan, Mr. Thene would have his severance benefits cut back by $464,320 so that he would not be subject to the excise tax.  The amounts shown in this footnote and in the main table above reflect the full value of his severance benefits before applying the cut back.

AUDIT/FINANCE COMMITTEE REPORT

The Audit/Finance Committee is comprised of four members, each of whom has been determined by the Board to be an Independent Director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee.  Each member is financially literate as required by NYSE standards, and each of Messrs. C. Anderson, Jr., Inglis and McMaster qualifies as an “audit committee financial expert” under applicable SEC standards.  The Audit/Finance Committee functions pursuant to a written charter that was adopted, and is reviewed annually, by the Board.  A copy of the charter is posted on Carpenter’s website at www.cartech.com.

The Audit/Finance Committee is charged with a number of responsibilities, including appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board with respect to the inclusion of such financial statements in the Company’s Annual Report on Form 10-K and quarterly reports on the Company’s Forms 10-Q.  The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm, and more generally for reviewing the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

In discharging its responsibilities, the Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP, Carpenter’s audited financial statements for fiscal year 2015, and the financial schedules thereto, and the report of PricewaterhouseCoopers LLP thereon.  The Audit/Finance Committee also discussed other matters with PricewaterhouseCoopers LLP such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2015 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PricewaterhouseCoopers LLP.  The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s CEO and CFO, pursuant to applicable requirements of the SEC under the Sarbanes-Oxley Act of 2002.  In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process.  In connection with such oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several meetings during the year.  At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting.  The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter’s audited consolidated financial statements be included in Carpenter’s 2015 Annual Report on Form 10-K for filing with the SEC.

This report is respectfully submitted by the Audit/Finance Committee of the Board of Directors.

I. Martin Inglis, Chair	Robert R. McMaster
Carl G. Anderson, Jr.	Peter N. Stephans

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Finance Committee, acting pursuant to delegated authority in its charter from the Board of Directors, has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to be appointed by the Company to serve as its independent registered public accounting firm for fiscal year 2016.  In such capacity, PwC would be engaged to audit and report upon the Company’s financial statements and the Company’s internal controls over financial reporting for the fiscal year 2016.  PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918.  The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS AND ITS AUDIT/FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL NO. 2 TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016

A representative of PwC is expected to be present at the Annual Meeting of Stockholders.  The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2015, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters and review of registration statements, were $1,522,450 compared to $1,349,250 for fiscal year 2014.

Audit-Related Fees

PwC billed $10,000 in audit-related fees in fiscal year 2015 compared to $18,000 in fiscal year 2014.  In fiscal year 2015, these fees principally related to agreed upon procedures engagements related to Company’s compliance with certain federal and state environmental agencies reporting requirements.

Tax Fees

The aggregate fees billed by PwC for tax services were $499,000 for both fiscal year 2015 and fiscal year 2014. Fees in fiscal year 2015 were primarily for domestic and international tax compliance services, and other tax projects.

All Other Fees

The aggregate fees billed by PwC for all other services were $2,600 in both fiscal year 2015 and fiscal year 2014.  These services are for subscriptions to certain PwC reference tools.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Statement of Policy

The Audit/Finance Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor to assure that such services do not impair the auditor’s independence. Specific pre-approval by the Audit/Finance Committee is required before the service is provided. Requests or applications to provide services that require approval by the Audit/Finance Committee are submitted to the Audit/Finance Committee by the Company’s Chief Financial Officer.

Delegation

The Audit/Finance Committee delegates authority to the Chairman of the Committee to pre-approve requests for services that were not approved at a scheduled meeting of the Audit/Finance Committee. The Chairman reports any pre-approval decisions to the Audit/Finance Committee at its next scheduled meeting. All services, regardless of fee amounts, are subject to restrictions such that the services will not impair the independence of the auditor. In addition, all fees are subject to ongoing monitoring by the Audit/Finance Committee.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit/Finance Committee. Any changes in terms, conditions and fees resulting from changes in audit scope are approved by the Audit/Finance Committee. In addition to the annual audit services engagement approved by the Audit/Finance Committee, the Audit/Finance Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the Company’s independent auditor. The Audit/Finance Committee believes that the performance of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit/Finance Committee believes that the independent auditor can provide tax services to the Company such as domestic and international tax consulting and compliance services, without impairing the auditor’s independence.

All Other Services

The Audit/Finance Committee may grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

PROPOSAL NO.  3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The “Dodd-Frank Act” enables the stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, the Compensation Tables and any related material.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation”, our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its NEOs is reasonable, competitive and strongly focused on pay for performance principles. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement are effective in achieving the Company’s goals and that the executive compensation reported in this Proxy Statement was appropriate and aligned with fiscal year 2015 results. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for additional details about the Company’s executive compensation programs and compensation of the NEOs in fiscal year 2015.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. The Company is asking the stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company will ask the stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE CD&A, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

The Say-On-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider the stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

Some banks, brokers and other nominee record holders may follow the practice of sending only one copy of Carpenter’s Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-2601.  If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies.  In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone.  The Company has also hired Georgeson Inc. to assist with the solicitation of proxies for a fee of $25,000.  Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies.  On request, the Company will reimburse those expenses.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement.  If any other business is properly brought before the Annual Meeting of Stockholders or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on the proxy on such business in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2015, INCLUDING A LIST OF THE EXHIBITS THERETO, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA 19612-4662.

By order of the Board of Directors,

James D. Dee
Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CARPENTER TECHNOLOGY CORPORATION P.O. BOX 14662 101 WEST BERN STREET READING, PA 19612-4662 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees nominee(s) on the line below. 0 0 0 01 Carl G. Anderson, Jr. 02 Philip M. Anderson 03 Jeffrey Wadsworth The Board of Directors recommends you vote FOR proposals 2. and 3.: 2. Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm. For 0 0 Against 0 0 Abstain 0 0 3. Advisory approval of the company's Executive Compensation. NOTE: This proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, this proxy will be voted FOR election of the nominees for directors in Proposal 1 and FOR Proposals 2 and 3. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000255680_1 R1.0.0.51160

Admission Ticket Annual Meeting of Stockholders of Carpenter Technology Corporation Tuesday, October 13, 2015 - 11:00 AM If you plan to attend the 2015 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Please present this admission ticket to the Carpenter Technology Corporation representative. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K is/are available at www.proxyvote.com . CARPENTER TECHNOLOGY CORPORATION Annual Meeting of Stockholders October 13, 2015 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Timothy Lain, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held at the Hotel Palomar, 117 South 17th Street, Philadelphia, Pennsylvania, on Tuesday, October 13, 2015, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting. THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000255680_2 R1.0.0.51160